GILMAN + CIOCIA, INC.
                             1311 Mamaroneck Avenue
                             White Plains, NY 10605



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 14, 2001

To the Stockholders
of Gilman + Ciocia, Inc.:

         NOTICE IS GIVEN that the 2000 and 2001 Annual Meeting of Stockholders of Gilman + Ciocia, Inc., a Delaware corporation (the "Company"), will be held at 10:30 a.m. local time, on December 14, 2001 at the Company's offices located at 1311 Mamaroneck Avenue, White Plains, NY 10605 for the following purposes:

1. To elect two Class C members and one Class A member of the Company's Board of Directors;

2. To ratify the 2001 Joint Incentive and Non Qualified Stock Option Plan of the Company;

3. To ratify the reappointment of Arthur Andersen LLP as the Company's independent certified public accountants for the Fiscal Year ending June 30, 2002; and

4. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on November 2, 2001 as the record date for determining those stockholders entitled to notice of, and to vote at, the Annual Meeting. You, as a stockholder of the Company, may examine a list of stockholders entitled to vote at the Annual Meeting at the offices of the Company situated at 1311 Mamaroneck Avenue, White Plains, NY 10605 during the ten-day period preceding the Annual Meeting.

                                  By order of the Board of Directors,

                                  Kathryn Travis
                                  Secretary

White Plains, New York
November 15, 2001
--------------------------------------------------------------------------------

THIS IS AN IMPORTANT MEETING AND ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE STOCKHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY FORM AS PROMPTLY AS POSSIBLE. STOCKHOLDERS WHO EXECUTE A PROXY FORM MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY, AND VOTE THEIR SHARES IN PERSON. YOUR BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF THE NOMINEES FOR DIRECTORS AND FOR THE OTHER PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING.
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant     x
                          -----
Filed by a Party other than the Registrant   ___

Check the appropriate box:
___ Preliminary Proxy Statement ___ Confidential, For Use of the Commission Only
                                              (as permitted by rule 14a-6(e)(2))
x    Definitive Proxy Statement
___ Definitive Additional Materials
___ Soliciting Material Under Rule 14a-12

                            Gilman + Ciocia, Inc.
                      _________________________________
--------------------------------------------------------------------------------

              (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
 x   No fee required
----
___ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11. (1) Title of each class of securities to which transaction applies:
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(2)  Aggregate number of securities to which transaction applies:
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(3) Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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(4)  Proposed maximum aggregate value of transaction:
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(5)  Total fee paid:
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___ Fee paid previously with preliminary materials:
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___ Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)  Amount previously paid:
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(2)  Form, Schedule or Registration Statement No.:
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(3)  Filing Party:
________________________________________________________________________________
(4)Date Filed:
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
                              GILMAN + CIOCIA, INC.
                             1311 Mamaroneck Avenue
                             White Plains, NY 10605

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 14, 2001


         Gilman + Ciocia, Inc., a Delaware corporation (the "Company") is furnishing to you this Proxy Statement in connection with the solicitation by the Board of Directors of proxies from the holders of the Company's Common Stock, $.01 par value per share (the "Common Stock"), for use at the 2000 and 2001 Annual Meeting of Stockholders of the Company to be held at 10:30 a.m. local time, December 14, 2001 at the Company's offices located at 1311 Mamaroneck Avenue, White Plains, NY 10605 or at any adjournment(s) or postponement(s) of such meeting (the "Meeting"). Notice of the Meeting is enclosed with this Proxy Statement. The approximate date that the Company is first mailing this Proxy Statement and the enclosed form of Proxy to holders of Common Stock is November 19, 2001. You, as a stockholder, should review the information provided herein in conjunction with the Company's 2001 Annual Report to Stockholders for the fiscal year ended June 30, 2001, which accompanies this Proxy Statement.

                          INFORMATION CONCERNING PROXY

         The Company's Board of Directors is soliciting your proxy. The giving of a proxy does not preclude your right to vote in person should you desire. If you execute and deliver a proxy, you may revoke it at any time prior to its use by (1) giving written notice of such revocation to the Company, care of the Secretary, Kathryn Travis, 1311 Mamaroneck Avenue, White Plains, NY 10605; (2) executing and delivering a proxy bearing a later date to the Secretary of the Company; or (3) appearing at the Meeting and voting in person.

         The Company will bear the cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the enclosed proxy. In addition to the use of mail, employees of the Company may solicit proxies by telephone, telegram or personal interview. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company has also engaged the services of Corporate Stock Transfer, Inc. to assist in the tabulation of proxies.


                             PURPOSES OF THE MEETING

At the Meeting, the Company's stockholders will consider and vote upon the following matters:

1. Election of two Class C members and one Class A member of the Company's Board of Directors;

2. Ratification of the 2001 Joint Incentive and Non-Qualified Stock Option Plan of the Company;

3. Ratification of the reappointment of Arthur Andersen LLP as the Company's independent certified public accountants for the Fiscal Year ending
    June 30, 2002; and

4. Such other business as may properly come before the Annual Meeting and any adjournments or postponements.

            Unless you indicate contrary instructions on the enclosed proxy, the officers designated on the enclosed proxy will vote all shares represented by valid proxies that have not been revoked (in accordance with the procedures set forth above) (a) for the election of the three nominees for director named below, and (b) in favor of all other proposals described in the Notice of Annual Meeting. In the event that you specify a different choice by means of the enclosed proxy, the designated proxies will vote your shares in accordance with the specification you make.

                      OUTSTANDING SHARES AND VOTING RIGHTS

         The Board of Directors has set the close of business on November 2, 2001 as the record date (the "Record Date") for determining the stockholders of the Company entitled to notice of and to vote at the Meeting. As of the Record Date, 8,382,646 shares of Common Stock were issued and outstanding, all of which are entitled to be voted at the Meeting. Each share of Common Stock is entitled to one vote on all matters at the Meeting, and neither the Company's Certificate of Incorporation nor its Bylaws provides for cumulative voting rights.

         The attendance, in person or by proxy, of the holders of a majority of the Common Stock shares entitled to vote at the Meeting is necessary to constitute a quorum. The affirmative vote of a plurality of Common Stock shares present and voting at the Meeting is required for the election of Directors. The affirmative vote of a majority of the outstanding shares of Common Stock present and voting at the Meeting is required to pass upon the proposal to approve the 2001 Joint Incentive and Non Qualified Stock Option Plan, and to ratify and approve the reappointment of Arthur Andersen LLP as independent certified public accountants. Abstentions and broker non-votes (defined in this paragraph) will be counted as present for determining the presence of a quorum. For the purpose of determining the vote required for approval of matters at the Meeting, shares held by stockholders who abstain from voting will be treated as being "present" and "entitled to vote" on the matter, and, therefore, an abstention has the same legal effect as a vote against the matter. However, in the case of a broker non-vote or where a stockholder withholds authority from his proxy to vote the proxy as to a particular matter, such shares will not be treated as "present" or "entitled to vote" on the matter, and, therefore, a broker non-vote or the withholding of a proxy's authority will have no effect on the outcome of the vote on the matter. A "broker non-vote" refers to Common Stock shares represented at the Meeting in person or by proxy by a broker or nominee where such broker or nominee (1) has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (2) the broker or nominee does not have discretionary voting power on such matter.

         As of the Record Date, the Company's Directors owned in the aggregate 2,624,909 shares of Common Stock constituting approximately 30.1% of the outstanding shares of Common Stock entitled to vote at the Meeting. The directors have advised the Company that they intend to vote all of their shares in favor of each of the proposals to be presented at the Meeting.

         If you wish to vote shares beneficially owned by you in person at the Meeting, and such shares are held in a brokerage account, then you must obtain a proxy from your broker and your broker must obtain a proxy from the trust company or other registered holder of your shares. You must make sure that both of such proxies are delivered to the Company at or prior to the Meeting.

Security Ownership of Certain Beneficial Owners

         The following table sets forth, as of October 1, 2001, to the extent known to the Company, certain information regarding the ownership of the Company's Common Stock by (i) each person who is known by the Company to own of record or beneficially more than five percent of the Company's Common Stock,
(ii) each of the Company's directors and executive officers and (iii) all directors and executive officers as a group.

         Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. For each individual or group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 8,382,646 shares of Common Stock outstanding on October 1, 2001 and the number of shares of Common Stock that such person or group had the right to acquire on October 1, 2001, including, but not limited to, upon the exercise of options.

Name and Address of                         Amount and Nature of
Beneficial Owner                            Beneficial Ownership                        Percent of Class
-----------------------                     ----------------------                      -----------------

Thomas Povinelli                                1,119,446 (1)                                 13%
1311 Mamaroneck Avenue
White Plains, NY 10605

James Ciocia                                      996,156 (2)                                 11%
1311 Mamaroneck Avenue
White Plains, NY 10605

Michael P. Ryan
11 Raymond Avenue
Poughkeepsie, NY 12603                            800,704 (3)                                  9%

Prime Financial Services, Inc. (New York)
11 Raymond Avenue
Poughkeepsie, NY 12603                            794,304 (3)                                  9%

Steven Gilbert
1311 Mamaroneck Avenue
White Plains, NY 10605                            706,220 (4)                                  8%

Kathryn Travis
1311 Mamaroneck Avenue
White Plains, NY 10605                            413,411 (5)                                  5%

Seth A. Akabas
488 Madison Avenue
New York, NY 10022                                  9,065 (6)                                  *

Louis P. Karol
600 Old Country Road
Garden City, NY 11530                               3,180                                      *

Doreen M. Biebusch
31 Milk Street
Boston, MA 02109                                    2,907                                      *

All directors and officers
as a group (7 persons)                          3,344,869 (1) (2) (3) (5) (6)                 38%

*           Less than 1%

(1) Includes 10,000, 60,000 and 830 shares issuable upon the exercise of currently exercisable options at a price of $2.75, $9.50 and $10.124, respectively. Does not include 691 shares issuable upon the exercise of the options that do not vest until 2002.

(2) Includes 10,000, 60,000 and 1,470 shares issuable upon or currently exercisable options at a price of $2.75, $9.50 and $10.125 per share, respectively. Does not include 1,038 shares issuable upon the exercise of options that do not vest until 2002.

(3) 6,000 shares are owned by Mr. Ryan personally, 400 shares owned jointly with his wife and 794,304 shares are owned by Prime Financial Services, Inc. (New York) and affiliates. Mr. Ryan owns fifty (50%) percent of the capital stock of Prime Financial Services, Inc. (New York).

(4) Includes 169,000 shares owned by Gilbert Family Limited Partnership of which Steven Gilbert is a 97% beneficiary. In addition, includes 340,000 shares, 100,000 shares, 75,000 shares, 12,310 shares and 9,910 shares issuable upon exercise of options at $3.50, $4.75, $13.75, $10.125 and $9.8125, respectively. Does not include 50,839 shares and 70,000 shares issuable upon the exercise of options that do not vest until 2002 and 2003, respectively.

(5) Includes 10,000, 30,000 and 340 shares issuable upon the exercise of currently exercisable options at a price of $2.75, $9.50 and $10.125, respectively.

(6) Includes 8,061 shares owned by the law firm of Akabas & Cohen of which Mr. Akabas is a partner.


                                     ITEM I.

                              ELECTION OF DIRECTORS

Nominees

         The Company's Bylaws provide that the number of directors constituting the Company's Board of Directors shall be fixed by the Board of Directors, provided that the number of directors shall not be fewer than one nor more than ten. Each director elected at the Meeting will serve until his or her term expires and until his or her successor has been duly elected and qualified. The Board of Directors of the Company has nominated Thomas Povinelli, Kathryn Travis, and Doreen M. Biebusch for election as directors, and your proxy will be voted for them absent contrary instructions.

         The Board of Directors is divided into three classes: Class A, Class B and Class C. Each class comprises a number of directors as equal in number as possible as the other classes. Each class generally serves three years with terms of office of the respective classes expiring in successive years. The Board of Directors has nominated Thomas Povinelli and Kathryn Travis to stand as Class C directors. Class C directors elected in 2001 will serve terms of three years, and, in each case, until his or her successor shall be duly elected and qualified or until his or her earlier death, resignation or removal. The Board of Directors has nominated Doreen M. Biebusch to stand as a Class A director. The term of Class A directors expires in 2002.

         Vacancies on the Board of Directors which occur during the year may be filled by the Board of Directors for the remainder of the full term.

         The Board of Directors has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee for director is unable to accept election or if any other unforeseen contingency arises, proxies will be voted for the remaining nominees, if any, and for such other person as may be designated by the Board of Directors, unless a proxy directs otherwise.

         Information concerning the nominees for election as directors is as follows:

         Thomas Povinelli
         Mr. Povinelli began his tenure with the Company as an accountant in 1983, and he served as Chief Operating Officer from November 1984 to November 6, 2000. On November 6, 2000, Mr. Povinelli was appointed as the Company's Chief Executive Officer. Mr. Povinelli is also a registered representative of Prime. Mr. Povinelli holds a B.S. in Accounting from Iona College.

         Kathryn Travis
         Ms. Travis began her career with the Company in 1986 as an accountant and has served as Secretary, Vice President and a director since November 1989. Ms. Travis currently supervises all e1040.com tax preparation personnel, and she is a registered representative of Prime. Ms. Travis holds a B.A. in Mathematics from the College of New Rochelle.

         Doreen M. Biebusch
         Ms. Biebusch has twenty years of financial and managerial experience. From 1997 to 2000, Ms. Biebusch served as the Chief Financial Officer for AEGIS, an international real estate and private equity investment advisor. Prior to joining AEGIS, Ms. Biebusch worked at Aldrich Eastman Waltch ("AEW"), an institutional investment management firm, from 1986 to 1997 and as the Chief Financial Officer for that organization from 1992 to 1996. In her tenure at AEW, Ms. Biebusch was the Portfolio Controller for a $1 billion real estate partnership, developing a solid foundation in asset management, performance measurement and client service. From 1981 to 1988, Ms. Biebusch was a senior audit manager at KPMG. Ms. Biebusch is a CPA, and her professional affiliations include being a member of the American Institute of Certified Public Accountants and the Financial Executive Institute. Ms. Biebusch holds a Master of Business Administration degree from Babson College and a Bachelor of Arts degree in English from Skidmore College.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR ALL NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

Meetings and Committees of the Board of Directors

         During the Fiscal Year ended June 30, 2001, the Company's Board of Directors met one time and acted 33 times by a unanimous written consent in lieu of a meeting.

         AUDIT FEES. The Company incurred professional fees of $260,770 from Arthur Andersen LLP, its principal auditors, related to the audit of the Company's financial statements as of and for the year ended June 30, 2001 and the review of the Company's quarterly financial statements for the Fiscal Year 2001.

         ALL OTHER FEES. The Company incurred professional fees of $53,250 from Arthur Andersen LLP, its principal auditors, related to other services during Fiscal Year 2001. The Company did not incur any fees from Arthur Anderson, LLP relating to computer software and hardware consulting for information technology.

         There are three Committees of the Board of Directors of the Company. They are as follows:

         1) The Audit Committee:
                                  AUDIT MATTERS

                  Gilman + Ciocia, Inc. Audit Committee Report

         The Company's Audit Committee has determined that the non-audit services provided by the Company's auditors in the Fiscal Year ended June 30, 2001 were compatible with the auditors' independence.

         The Audit Committee is composed of Doreen M. Biebusch, Louis P. Karol and Seth A. Akabas. The Audit Committee, which met four times during the Fiscal Year ended June 30, 2001, reviews and acts or reports to the Board with respect to various auditing and accounting matters, including the selection of the Company's independent auditors, the accounting and financial practices and controls of the Company, audit procedures and findings, and the nature of services performed for the Company by, and the fees paid to, the independent auditors. For a further description on the role of the Audit Committee, see the Audit Committee Charter annexed hereto as Exhibit A.

         The Company's Audit Committee reviewed the Company's consolidated financial statements with management and the Company's independent accountants. The Audit Committee received management's representation and the opinion of the independent accountants that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Company's Audit Committee also discussed with the Company's independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

         The Company's independent accountants provided the Company's Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the
Company's Audit Committee discussed with the independent accountants the independence of their firm.

         Based upon such review and discussions, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company's Annual Report on the Form 10-K for the year ended June 30, 2001 filed with the Securities and Exchange Commission.

                  THE GILMAN + CIOCIA, INC. AUDIT COMMITTEE

                               Doreen M. Biebusch
                                 Louis P. Karol
                                 Seth A. Akabas

         2) The Compensation Committee is composed of Doreen M. Biebusch, Louis
P. Karol and Seth A. Akabas, and determines appropriate compensation for senior executives of the Company. It was recently formed and did not meet during the fiscal year ended June 30, 2001. The Committee is formalizing a program for Fiscal 2002.

         3) The Executive Committee is composed of Thomas Povinelli, Michael P. Ryan, and Doreen M. Biebusch. The Company's Chief Financial Officer, David D. Puyear, attends its meetings ex officio. This Committee was recently formed and did not meet during Fiscal 2001.
Executive Officers and Directors

         The executive officers and directors of the Company are as follows:

                                                                                                          Executive
                                                                                                          Officer or
                                                                                                          Director
Name                                        Age      Position                                             Since
-----                                       ---      ---------                                            ----------

James Ciocia                                44       Chairman of the Board                                 11/81
                                                     and Director

Thomas Povinelli                            41       Chief Executive Officer,                              11/84
                                                     President and Director

Michael P. Ryan                             43       Chief Operating Officer, Director and
                                                     President of Prime Capital Services, Inc.              7/99

Kathryn Travis                              52       Secretary, Vice President
                                                     and Director                                          11/89

David D. Puyear                             37       Chief Financial Officer                                7/00

Seth A. Akabas                              45       Director                                               4/95

Louis P. Karol                              42       Director                                               4/95

Doreen M. Biebusch                          44       Director                                              10/00

         For further information about the nominees for Director of the Company, see "Nominees" above.

Executive Compensation:

                           Summary Compensation Table

                                                                              Other           Other
                                                                              Annual          Underlying
Name and Principal Position      Year      Salary    Loans*                Compensation       Options
---------------------------      ----      --------  ------                --------------     -----------
James Ciocia                     1999      $190,000   $0                      $15,266 (1)     60,000
Chairman of the Board            2000      $367,754   $314,809                $16,455 (3)     0
                                 2001      $436,712   $0                      $6,694 (1)      0

Thomas Povinelli                 1999      $190,000   $0                      $0              60,000
Chief Executive Officer,         2000      $365,384   $311,066                $4,596          0
President and Director           2001      $358,366   $0                      $7,200 (1)      0

Kathryn Travis                   1999      $135,000   $0                      $10,758 (1)     30,000
Secretary, Vice President        2000      $154,230   $118,030                $10,758 (1)     0
and Director                     2001      $313,712   $0                      $9,269 (1)      0


Michael P. Ryan (4)
Chief Operating Officer,         1999      $60,000    $0                      $2,400 (1)      0
President and Director of        2000      $240,000   $0                      $226,197 (5)    0
Prime Capital Services, Inc.     2001      $350,000   $0                      $9,600 (1)      250,000


David D. Puyear
Chief Financial Officer          2001      $209,100   $0                      $0              200,000


Stephen B. Sacher                1999       $80,000   $0                      $120,000(2)     15,000 (6)
Former Chief Financial           2000      $250,741   $0                      $34,930 (2)     0
Officer and Treasurer            2001       $142,999                $0        $137,654 (2)    0

* Represents loans taken in previous years that were being applied to the individual's W-2 statement for Fiscal Year 2000.

         (1)      Auto expense.
         (2) Includes professional fees paid to Sacher & Company, PC, a company of which Mr. Sacher is President.
         (3)      Represents commission override payment.
         (4) Represents the period from April 5, 1999, the date of acquisition of Prime, to June 30, 2001.
         (5) Includes $216,597 paid as bonus compensation and $9,600 paid as auto expense.
         (6) Cancelled upon termination of employment from the firm in 2001.

         Key Man Insurance

                  The Company maintains $2.0 million key-man life insurance policies on both Thomas Povinelli and James Ciocia.

         Directors

                  Directors of the Company currently receive no compensation for serving as a director of the Company. In the future, directors will be paid compensation.

 Option Grants

                  The following table sets forth information regarding options to purchase shares of Common Stock granted to the named executive officers during Fiscal 2001.



                          OPTION GRANTS IN FISCAL 2001

                                Individual Grants

---------------------------------- ---------------- ------------------------ ----------- ------------- --------- -------------

                                   Number of        Percent of Total         Base
                                   Securities       Options/SARSs Granted    Price       Expiration    (1) (2)   (1) (2)
                                   Underlying       to Employees in Fiscal   ($/sh)      Date
                                   Options/         Year
                                   SARSs Granted
Name
---------------------------------- ---------------- ------------------------ ----------- ------------- --------- -------------
---------------------------------- ---------------- ------------------------ ----------- ------------- --------- -------------

Michael P. Ryan (1)                250,000          14.5%                    $6.00       3/31/11       (1)       (1)
---------------------------------- ---------------- ------------------------ ----------- ------------- --------- -------------
---------------------------------- ---------------- ------------------------ ----------- ------------- --------- -------------

David D. Puyear (2)                200,000          11.6%                    $7.25       3/31/11       (2)       (2)
---------------------------------- ---------------- ------------------------ ----------- ------------- --------- -------------

(1) The options were granted on 3/31/01 and have a present value of $718,860. The value at the end of the ten-year term, at a 5% and 10% compounded annual rate of increase in the market price of the Common Stock, would be $727,159 and $1,499,015, respectively.

(2) The options were granted on 3/31/01 and have a present value of $551,896. The value at the end of the ten-year term, at a 5% and 10% compounded annual rate of increase in the market price of the Common Stock, would be $56,728 and $949,212, respectively.

                                    ITEM II.

            2001 JOINT INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN
                            OF GILMAN + CIOCIA, INC.


         On October 17, 2001, the Board of Directors of the Company adopted the Company's 2001 Joint Incentive and Non-Qualified Stock Option Plan (the "Plan"). The Plan will not become effective, however, with respect to incentive options, unless approved by the holders of a majority of the shares of Common Stock present or represented and voting thereon at the Meeting. Exhibit B to this proxy statement contains the text of the Plan.

         The Board of Directors believes that a stock option program would be of material benefit to the Company and that it would enable the Company to attract and retain key employees, directors, consultants and other individuals providing services to the Company and its subsidiaries. The Board of Directors also believes that the best interests of the Company and its stockholders require that the Company be able to offer options to present and prospective personnel.

         The Company has two existing stock option plans, but options to purchase only 306,377 shares are available for the Company to grant under the existing two plans. Under the proposed Plan, the Company may grant options to purchase up to 1,250,000 shares of Common Stock, $.01 par value, to key employees of the Company and its subsidiaries, and directors, consultants and other individuals providing services to the Company. Such options may either qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or they may not qualify under such Section ("non-qualified stock options"). Under the proposed Plan, the Company will re-grant to Michael P. Ryan, a director and the Chief Operating Officer of the Company, and David D. Puyear, the Company's Chief Financial Officer, as incentive options previously granted non-qualified options as follows. Michael
P. Ryan has options to acquire 250,000 shares of Common Stock at a price of $6.00/share, however 250,000 are not currently exercisable. The options were granted on March 31, 2001 and expire on March 31, 2011. David D. Puyear has options to acquire 200,000 shares of Common Stock at a price of $7.25/share, however, 100,000 are not currently exercisable. The options were granted on March 31, 2001 and expire on March 31, 2011. The options to be re-granted under the Plan will be identical to existing options and the existing options will be cancelled. Therefore, the Plan will enable the Company to grant additional options (other than those previously granted) to purchase 800,000 shares.

         The Compensation Committee ("the Committee") of the Board of Directors will administer the Plan, unless the Board of Directors specifies otherwise. The Committee is made up of at least two non-employee directors, for the purpose of complying with Rule 16(b)(3) under the Securities Exchange Act of 1934, as amended, with respect to future grants under the Plan. Until such delegation, the Committee will select the persons who are to receive options and the number of shares to be subject to each option. In selecting individuals for options and determining the terms, the Committee may consider any factors that it deems relevant, including present and potential contributions to the success of the Company. Options granted under the Plan must be exercised within a period fixed by the Committee, which may not exceed ten years from the date of grant. Options may be made exercisable immediately or in installments, as determined by the Committee.

         The purchase price of each share for which an incentive stock option is granted and the number of shares covered by such option will be within the discretion of the Committee based upon the value of the grantee's services, the number of outstanding shares of Common Stock, the market price of such Common Stock, and such other factors as the Committee determines are relevant; provided however, that such purchase price may not be less than the par value of the Common Stock. The purchase price of each share for which an incentive stock option is granted under the Plan ("Incentive Option Price") shall not be less than the amount which the Committee determines, in good faith, at the time such incentive stock option is issued or granted, constitutes 100% of the then Fair Market Value of a Share of Common Stock.

         Grantees under the Plan may not transfer options otherwise than by will or the laws of descent and distribution; provided that the Committee may determine with respect to any particular option that such option shall be transferable. No transfer of an option permitted by terms of such option or by will or the laws of descent and distribution will bind the Company unless the Company has been furnished with written notice thereof and a copy of the will and/or such other evidence as the Company may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of such option. In the case of an option, during the lifetime of the grantee, unless transferred as permitted by this Plan and the option, the option may only be exercised by the grantee, except in the case of a disability of the grantee resulting in termination of employment, in which case the option may be exercised by such grantee's legal representative.

         The Committee will adjust the total number of shares of Common Stock which may be purchased upon the exercise of options granted under the Plan for any increase or decrease in the number of outstanding shares of Common Stock resulting from a stock dividend, subdivision, combination or reclassification of shares or any other change in the corporate structure or shares of the Company; provided, however, in each case, that, with respect to incentive stock options, no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code. If the Company dissolves or liquidates or upon any merger or consolidation, the Committee may make such adjustment with respect to options or act as it deems necessary or appropriate to reflect or in anticipation of such dissolution, liquidation, merger or consolidation including, without limitation, the substitution of new options or the termination of existing options.

         Shares under the Plan may be granted to any person, including but not limited to employees, directors, independent agents and consultants who, the Committee believes, has contributed, or will contribute to the success of the Company. In determining the persons to whom Shares shall be granted and the number of shares issued to such person, the Committee may take into account the nature of the services rendered by the respective persons, his or her present and potential contribution to the success of the Company and such other factors as the Committee, in its sole discretion, shall deem relevant.

         For Federal income tax purposes, an optionee will not recognize any income upon the grant of a non-qualified stock option or an incentive stock option.

         Upon the exercise of a non-qualified stock option, the optionee will realize ordinary income equal to the excess (if any) of the fair market value of the shares purchased upon such exercise over the exercise price. The Company will be allowed a deduction from income in the same amount and at the same time as the optionee realizes such income. Upon the sale of shares purchased upon such exercise, the optionee will realize capital gain or loss measured by the difference between the amount realized on the sale and the fair market value of the shares at the time of exercise of the option. In the case of options granted to executive and principal officers, directors and stockholders owning greater than 10% of the outstanding Common Stock, income will be recognized upon exercise of a non-qualified option only if the option has been held for at least six months prior to exercise. If such option is exercised within six months after the date of grant, then such an officer, director or greater than 10% stockholder will recognize income six months after the date of grant, unless he or she files an election under Section 83(b) of the Code to be taxed on the date of exercise.

         In contrast, upon the exercise of an incentive stock option, an optionee will not realize income, and the Company will not be allowed a deduction. If the optionee retains the shares issued to him upon exercise of an incentive stock option for more than one year after the date of issuance of such shares and two years after the date of grant of the option, then any gain or loss realized on a subsequent sale of such shares will be treated as long-term capital gain or loss. If, on the other hand, the optionee sells the shares issued upon exercise within one year after the date of issuance or within two years after the date of grant of the option, then the optionee will realize ordinary income, and the Company will be allowed a deduction from income, to the extent of the excess of the fair market value of the shares on the date of exercise or the amount realized on the sale (whichever is less) over the exercise price. Any excess of the sale price over the fair market value of such shares on the date of exercise will be treated as capital gain. In addition, the difference between the fair market value of the shares on the date of exercise and the exercise price constitutes an item of tax preference for purposes of calculating an alternative minimum tax, which, under certain circumstances, could cause tax liability as a result of an exercise.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR APPROVAL OF THE 2001 JOINT INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN.


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

--------------------- ----------------------------- -------------- ---------------------------- -------------------------

                                                                                                Value of Unexercised
                                                                                                In-The-Money Options
                                                                   Number of Securities         Fiscal Year June 30,
                                                                   Underlying Unexercised       2001 (1)
                      Shares Acquired on Exercise   Value          Options at Fiscal-Year       Exercisable/Unexer-
Name                  (#)                           Realized ($)   June 30, 2001                cisable
                                                                   Exercisable/Unexercisable
--------------------- ----------------------------- -------------- ---------------------------- -------------------------
--------------------- ----------------------------- -------------- ---------------------------- -------------------------

James Ciocia                                                       71,470/1,038                 $1,700/--
--------------------- ----------------------------- -------------- ---------------------------- -------------------------
--------------------- ----------------------------- -------------- ---------------------------- -------------------------

Thomas Povinelli                                                   70,830/1,231                 $1,700/--
--------------------- ----------------------------- -------------- ---------------------------- -------------------------
--------------------- ----------------------------- -------------- ---------------------------- -------------------------

Kathryn Travis                                                     40,340/--                    $1,700/--
--------------------- ----------------------------- -------------- ---------------------------- -------------------------
--------------------- ----------------------------- -------------- ---------------------------- -------------------------

Michael P. Ryan                                                    --/250,000                   $--/--
--------------------- ----------------------------- -------------- ---------------------------- -------------------------
--------------------- ----------------------------- -------------- ---------------------------- -------------------------

David D. Puyear                                                    --/200,000                   $--/--
--------------------- ----------------------------- -------------- ---------------------------- -------------------------



(1) At the Company's Fiscal year-end, 6/30/01, the fair market value of the underlying securities was $2.92 per share.

Indemnification

         The Company's Certificate of Incorporation eliminates or limits the personal financial liability of the Company's directors, except where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or knowing violation of the law. In addition, the Company's By-laws include provisions to indemnify its officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against such persons by reason of serving or having served as officers, directors or in other capacities, except when they have acted not in good faith, unlawfully or not in the best interest of the Company.

         INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.


                     FIVE YEAR STOCKHOLDER RETURN COMPARISON

                                PERFORMANCE GRAPH

         The graph on this page sets forth for the five-year period ended June 30, 2001, the cumulative total stockholder return to the Company's stockholders, as well as the cumulative total return of the Standard & Poor's 500 Stock Index and the cumulative total return of the Standard & Poor's Companies in Service (Commercial & Consumer) Index, the published industry index to which the Company is currently assigned by Standard & Poor's. The performance graph assumes that $100 was invested at the market close on June 30, 1996. The data for the graph was furnished by Standard & Poor's Compustat Custom Business Unit, a division of The McGraw-Hill Companies. The Company has been advised that the Standard & Poor's Service (Commercial & Consumer) Group consists of five corporations, including the Company.

                          TOTAL RETURN TO STOCKHOLDERS
                                 INDEXED RETURNS
                                  Years Ending

                                   BASE PERIOD
COMPANY / INDEX                    6/30/96            06/30/97          06/30/98         6/30/99           6/30/00          6/30/01

GILMAN + CIOCIA, INC.              100.00               33.67           295.92            150.00              75.51           47.67
SERVICE (COMMERCIAL&CONSUMER)      100.00              103.60           107.86             96.12              65.37           86.77
S&P 500 INDEX                      100.00              134.70           175.33            215.22             230.83          196.59

[OBJECT OMITTED]

     Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. The SEC requires such officers, directors and greater than 10% stockholders to furnish to the Company copies of all forms that they file under Section 16(a).

         To the Company's knowledge, based solely on review of the copies of such forms furnished to the Company and representations that no other reports were required, during the fiscal year ended June 30, 2001, the Company's officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements.

Certain Relationships and Related Transactions

         a) Transactions With Management

         The four principal stockholders, Messrs, Ciocia, Povinelli and Ryan and Ms. Travis personally guaranteed the repayment of the Company's loan from EAB. Additionally, Messrs. Ciocia, Povinelli and Ryan have personally guaranteed the repayment of the Company's loan from Travelers. Such stockholders received no consideration for such guarantees other than their salaries and other compensation.

         Seth A. Akabas is a partner in the law firm of Akabas & Cohen and also a director of the Company. Akabas & Cohen charged the Company $217,325 and was paid $104,007 in Fiscal 2001 for legal services. Akabas & Cohen continues to provide legal services in Fiscal 2002.

         In July 2000, the Company borrowed $250,000 at 12% interest from Mysemia, a general partnership in which Seth A. Akabas is a general partner with a 1/3 interest. No interest or principal has been paid on such loan to date. This loan is payable ten business days after demand.

         In January 2001, the Company borrowed $250,000 from Doreen M. Biebusch and has repaid $100,000 as of June 30, 2001. Interest is accrued at a rate of 18% through April 15, 2001 and was increased to 22% after April 15, 2001. In addition, Ms. Biebusch charged the Company $28,563 in Fiscal 2001 for consulting fees.

         In October 1995, the Company loaned to Steven Gilbert, a stockholder of the Company, $100,000, with interest charged at 9% per annum. The Company received payments in Fiscal 2000 of $94,062 with a remaining balance at June 30, 2000 of $35,927. During Fiscal 2001, the remaining balance was paid in full, therefore, leaving a zero balance at June 30, 2001.

         In addition, the Company advanced funds to Dominic Ciocia, the brother of the Company's Chairman. The note receivable including accrued interest was at a maximum of $118,000 with interest charged at 6% per annum. During Fiscal 2001, the remaining balance was paid in full, therefore, leaving a zero balance at June 30, 2001.

         (b) Certain Business Relationships

         From time to time the Company employed the professional services of Sacher & Co. P.C. The President of Sacher & Co. P.C. is the former Chief Financial Officer of the Company. The amounts paid to Mr. Sacher in this capacity are set forth above in "Executive Compensation." Mr. Sacher no longer works as an employee or officer of the Company.

         (c) Indebtedness of Management

         During Fiscal 1999, the Company made loans of $302,066 to Mr. Povinelli, $339,877 to Mr. Ciocia and $228,589 to Ms. Travis. These loans are payable on demand and are interest-free. Since the beginning of Fiscal 2000, the maximum amounts outstanding on such loans were $116,046 for Mr. Povinelli, $339,877 for Mr. Ciocia, and $228,588 for Ms. Travis. During Fiscal 2000, the Company as a one-time bonus increased the salary of each of such individuals by the aggregate amount outstanding on these loans to such individual and applied such bonus to discharge in full such loans (See "Executive Compensation"). As of June 30, 2000 the Company had advanced further funds, and the balances were $101,544 for Mr. Povinelli, $198,237 for Mr. Ciocia and $0 for Ms. Travis. During Fiscal 2001, Mr. Povinelli reduced his loan balance by $100,144 to $1,400 as of June 30, 2001. Mr. Ciocia reduced his loan balance by $106,283 to $91,954 as of June 30, 2001. Each of such individuals has pledged certain shares of his or her stock in the Company as collateral for these loans.

                                    ITEM III.

PROPOSAL TO RATIFY THE REAPPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT
                        CERTIFIED PUBLIC ACCOUNTANTS

         The Board of Directors of the Company has selected Arthur Andersen LLP to serve as independent certified public accountants for the Company for the Fiscal Year ending June 30, 2002. The firm of Arthur Andersen LLP, independent certified public accountants, has been the Company's auditors since 1997. Although the Board of Directors is not required to submit its selection of auditors for ratification at the Meeting, the Board of Directors is submitting such selection to ascertain the views of stockholders. If the selection is not ratified, the Board of Directors will reconsider its selection. The Board also reserves the right to make any change in the auditors at any time that it deems advisable or necessary. One or more representatives of Arthur Andersen LLP are expected to attend the Meeting and will be given an opportunity to make a statement and are expected to be available to answer questions from stockholders.


         THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR RATIFICATION OF THE REAPPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2002.

                                    ITEM IV.

                                 OTHER BUSINESS

         The Board of Directors of the Company does not know of any other matters that may be brought before the Meeting. However, if any such other matters are properly presented for action, it is the intention of the persons named in the accompanying form of Proxy to vote the shares represented thereby in accordance with their judgment on such matters.

                                    FORM 10-K

         THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2001, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO GILMAN + CIOCIA, INC., 1311 MAMARONECK AVENUE, SUITE 160, WHITE PLAINS, NEW YORK 10605, ATTN: CAROLYN DECICCO.

                  INFORMATION CONCERNING STOCKHOLDER PROPOSALS

         Pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, a stockholder intending to submit a proposal to be presented at the 2002 Annual Meeting of Stockholders must deliver a proposal in writing to the Company's principal executive offices on or before September 1, 2002.

                                            By order of the Board of Directors

                                            /s/ Kathryn Travis

                                            Kathryn Travis
                                            Secretary

                                    EXHIBIT A

                              Gilman + Ciocia, Inc.
                             Audit Committee Charter

A.       Purpose and Scope

The primary function of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its responsibilities by (i) reviewing the financial reports provided by the Company to the Securities and Exchange Commission ("SEC"), the Company's shareholders or to the general public, (ii) overseeing the Company's internal financial and accounting controls, (iii) ensuring that management has maintained the reliability and integrity of accounting policies and financial reporting and disclosure practices and (iv) reviewing processes to ensure compliance by the Company with all applicable laws, regulations and Company policy.

B.       Membership

The Committee shall be composed of a minimum of three directors as appointed by the Board, who shall meet the independence and audit committee composition requirements under the rules and regulations of The Nasdaq National Market ("Nasdaq"), as in effect from time to time, and each director shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

All members of the Committee shall:

o     Comply with the standard of independence as defined by the Nasdaq and SEC.
o Possess adequate knowledge of accounting and reporting to be able to understand and read financial statements.

At least one member of the Committee shall have the employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

A chairperson will be appointed based upon who of the independent Board members possess the most appropriate background. Each member of the Committee will serve until his/her successor shall be duly elected and qualified or until his/her earlier resignation or removal.

C.       Responsibilities and Duties

The Committee's members will have the following responsibilities and duties:

o        The Chairperson's responsibilities include:
         Setting agendas for quarterly meetings with the assistance of management.
         Reporting to the Board regarding the fulfillment of its obligations as defined by the SEC and the Committee Charter (the "Charter"). Interpreting the Charter when there is a question regarding whether a transaction falls under the purview of the Committee.
         Having candid discussions with members of the Committee regarding their qualifications, independence and effectiveness on the Committee.
         Being available to discuss issues with the external auditors which should be brought to the attention of the Committee.

o The members of the Committee have the following responsibilities: To come to each meeting fully prepared and ready to participate.
         To remain independent or immediately disclose issues of independence. To stay abreast of accounting pronouncements to the extent necessary to ensure their ability to review financial information with appropriate understanding.

To fulfill its responsibilities of oversight of financial reporting and controls, the Committee shall:

Financial Reports

o Review with representatives of management and of the independent accounting firm the Company's audited annual financial statements prior to their inclusion in Form 10-K.

o Recommend to the Board whether the financial statements presented should be published in the Form 10-K. o Review the Company's quarterly financial statements prior to their inclusion in the Form 10-Q.

Independent Accounting Firm

o Recommend to the Board the external auditors for the Company and evaluate their performance. o Review and approve fees and other compensation to be paid to the independent accounting firm. o Meet independently with the external auditors to receive feedback on management and the systems of internal controls.

o Review and approve the audit plan annually, including insuring that the independent accounting firm reviews interim financial statements prior to inclusion in Form 10-Q.

o Receive a statement of independence from the external auditors and discuss areas of issue.
o Evaluate the performance of the independent accounting firm and recommend to the Board any proposed discharge when circumstances warrant. The independent accounting firm shall be ultimately accountable to the Board and the Committee.
o Review annually the internal controls of the Company including the need for an internal audit department and Compliance Officer.
o If an Internal Audit Department exists, ensure that its personnel understand their responsibility to the Committee and meet with them regularly to discuss their findings independent of management.

Financial Reporting Process and Internal Controls

o In consultation with the independent accounting firm and management, review annually the adequacy of the Company's internal financial and accounting controls and review Management Letters issued by the independent accounting firm.
o   Assess overall Risk Management environment including
    Business Risk Environment

o   Management Performance

o   Industry Trends and Background
    Long-term debt and overall capital structure
    Succession Planning

o   Internal controls over executive compensation and benefits:
    In conjunction with the Compensation Committee, review annually overall and individual performance of senior management with regards to the meeting of business plan objectives.
    Review and approve annually compensation and performance targets.
    Review transactions with affiliates.

o   Other areas of review include:
    Code of Conduct
    Hiring Practices
    Insurance requirements

o   Conduct and authorize investigations if necessary.

Reporting

o Board of Directors - The Committee will present to the Board the annual audit plan for their approval, will recommend the engagement of an independent accounting firm to conduct annual audits and quarterly reviews and will report that it has carried out its responsibilities as required by the SEC and Nasdaq.

o Compensation Committee - The Committee will bring to the attention of the Compensation Committee issues that impact compensation decisions and management succession plans.

o The Committee will prepare, in accordance with the rules of the SEC, a written report of the Committee to be included in the Company's annual proxy statement for each annual meeting of stockholders.

D.  Authorities

The Audit Committee will have the following authorities:

o Internal Audit Department formation and hiring. o Consider Other areas appropriate for specific grants of authority.

E.  Meetings

The Audit Committee will meet:

o At least one week prior to the required filing of each 10-Q in February, May and November.

o Audit Planning meeting in June (latest July) to review the Audit plan for the current fiscal year. o Annual Meeting in September at least two weeks prior to the filing deadline for the 10-K to review audit findings.

o   Other special meeting as required by management to execute Charter.

The Committee shall maintain minutes of meetings and other activities as support for the execution of its responsibilities.

                                    EXHIBIT B

            2001 JOINT INCENTIVE AND NON QUALIFIED STOCK OPTION PLAN
                            OF GILMAN + CIOCIA, INC.

         1.       PURPOSE

         The purpose of this Plan, which shall be known as the "2001 Joint Incentive and Non Qualified Stock Option Plan" (the "Plan"), is to permit GILMAN + CIOCIA, INC. (the "Company") and its subsidiary corporations, as defined herein, to attract, retain and reward the best available talent and encourage the highest level of performance in order to continue to serve the best interests of the Company and its stockholders. By affording all personnel the opportunity to acquire proprietary interests in the Company and by providing them incentives to put forth maximum efforts for the success of the business, the Plan is expected to contribute to the attainment of those objectives. Shares of common stock ("Shares") may be directly granted under the Plan. Options under the Plan may be granted in the form of incentive stock options ("Incentive Options") as provided in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or in the form of nonqualified stock options ("Non-Qualified Options"). Unless otherwise indicated, references in the Plan to "Options" include Incentive Options and Non-Qualified Options.


         2.       ADMINISTRATION

         The Plan shall be administered by the Compensation Committee ("the Committee") of the Board of Directors, unless the Board of Directors, by resolution, shall specifically direct otherwise.

         The Committee, is authorized, subject to the provisions of the Plan, from time to time, to establish such rules and regulations and to appoint such agents as they deem appropriate for carrying out the provisions and purposes of the Plan. The interpretation and construction by the Committee of any provisions of, and the determination of any questions arising under, the Plan, any such rule or regulation, or any stock option agreement granting shares or options under the Plan, shall be final and conclusive and binding on all persons interested in the Plan.

         A majority of the Committee shall constitute a quorum, and the acts of a majority of the Committee present at a meeting at which a quorum is present, or acts approved in writing by all of its members, shall be acts of the Committee.


         3.      SHARES SUBJECT TO THE PLAN

         Subject to the Plan, Shares of the Company's common stock, $.0l par value ("Common Stock"), may be issued, and such Shares may be made available from either authorized and unissued shares or issued shares held in the treasury of the Company. The total amount of shares of Common Stock together with all options which may be granted under the Plan shall not exceed 1,250,000 shares. Such number of shares which may be granted under the Plan is subject to adjustment in accordance with the provisions of Paragraph 11 hereof.

         4.       OPTIONS SUBJECT TO THE PLAN

         Subject to the Plan, options may be granted under the Plan for shares of the Company's Common Stock, $.0l par value, and such shares underlying such options may be made available from either authorized and unissued shares or issued shares held in the treasury of the Company. The total amount of shares underlying such options together with all Shares which may be granted under the Plan shall not exceed 1,250,000 shares. Such number of shares underlying such options which may be granted under the Plan is subject to adjustment in accordance with the provisions of Paragraph 11 hereof. In the event that any Option granted under the Plan shall terminate, expire or, with the consent of the grantee, be canceled as to any shares of Common Stock, without having been exercised in full, new options may be granted covering such shares.

         5.       AWARD OF SHARES AND OPTIONS

         Shares under the Plan may be granted to any person, including but not limited to employees, directors, independent agents and consultants who, the Committee believes, has contributed, or will contribute to the success of the Company. In determining the persons to whom Shares shall be granted and the number of shares issued to such person, the Committee may take into account the nature of the services rendered by the respective persons, his or her present and potential contribution to the success of the Company and such other factors as the Committee, in its sole discretion, shall deem relevant.

         Incentive Options and/or Non-Qualified Options under the Plan may be granted to any person, including but not limited to employees, directors, independent agents and consultants who, the Committee believes, has contributed, or will contribute to the success of the Company. Incentive Options under the Plan may be awarded only to persons who, at the time such Incentive Options are granted, are employees of the Company or a subsidiary corporation, as defined herein, including any such employees who may be directors and stockholders thereof. In determining the persons to whom options shall be granted and the number of shares covered by each option, the Committee may take into account the nature of the services rendered by the respective persons, his or her present and potential contribution to the success of the Company and such other factors as the Committee, in its sole discretion, shall deem relevant.

         Any Option granted hereunder shall be evidenced by a stock option agreement authorized by the Committee and executed by a duly authorized officer of the Company (the "Stock Option Agreement"). Each Stock Option Agreement shall specify the number of shares covered by such Option and the purchase price per share and shall contain such terms and conditions not inconsistent with the Plan as the Committee shall deem appropriate (which terms and conditions need not be the same in each Stock Option Agreement and may be changed from time to time). The date on which an Option shall be granted shall be the date of the Board's or the Committee's authorization of such grant or such later date as may be determined by the Committee at the time such grant is authorized, or with respect to Incentive Options, the date of approval by the stockholders (the "Date of Grant"). Each Stock Option Agreement may require as conditions of exercise that the grantee provide such investment representations with respect to, and enter into such agreements concerning the sale and transfer of, the shares receivable by the grantee upon exercise, as the Committee deems appropriate. Each Stock Option Agreement shall provide for the withholding of income taxes and employment taxes that the Company determines it is required to withhold upon the exercise of an Option.

Anything herein to the contrary notwithstanding:

                           (i) The Company may not, in the aggregate, grant
                  Incentive Options that are first exercisable by any grantee, during any calendar year, to the extent that the aggregate Fair Market Value (within the meaning of Section 422 of the Code and the treasury regulations promulgated thereunder) of the underlying stock (determined at the time the Incentive Option is granted) of all of the Incentive Options first exercisable by such grantee during such calendar year (under all such plans of the grantee's employer corporation and its "parent" and "subsidiary" corporations, as those terms are defined in Section 424 of the Code) exceeds $100,000.

                           (ii) The purchase price of each share for which an
                  Incentive Option is granted and the number of shares covered by such Option shall be within the discretion of the Committee based upon the value of the grantee's services, the number of outstanding shares of Common Stock, the market price of such Common Stock, and such other factors as the Committee determines are relevant; provided however, that such purchase price may not be less than the par value of the Common Stock. The purchase price of each share for which an Incentive Option is granted under the Plan ("Incentive Option Price") shall not be less than the amount which the Committee determines, in good faith, at the time such Incentive Option is issued or granted, constitutes 100% of the then Fair Market Value of a Share of Common Stock. In the case of an Incentive Option granted to an individual who, at the time the Option is granted, owns shares comprising more than 10% of the total combined voting power of all classes of stock of the Company, the purchase price of each share underlying each Incentive Option shall not be less than 110% of the Fair Market Value of a Share of Common Stock, and the term of such Incentive Option shall not be greater than five years.


         6.      TERM OF PLAN

         The Plan shall terminate ten years from the earlier of the date of adoption of the Plan or the date the Plan is approved by the Board, or with respect to Incentive Options, approved by the stockholders of the Company. No Share or Option may be granted after such termination. Termination of the Plan, however, shall not affect the rights of grantees under shares issued or options theretofore granted to them, and all unexpired options shall continue in force and operation after termination of the Plan except as they may lapse or terminate by their own terms and conditions.

         7.       TERM OF OPTIONS

         The period during which any option granted hereunder may be exercised shall be determined in each case by the Board or the Committee, as the case may be; however, anything herein to the contrary notwithstanding, options granted hereunder shall only be exercisable during a period not to exceed ten years from the Date of Grant. Each Option shall be subject to such other conditions regarding its exercise or non-exercise as the Committee may determine.


         8.       PURCHASE OF OPTION BY COMPANY

         The Stock Option Agreement with respect to any Option at any time granted under the Plan may contain a provision to the effect that the grantee (or any persons entitled to act under Paragraph 8 hereof) may, at any time at which the Fair Market Value of the Company's Common Stock is in excess of the purchase price of the Option and prior to exercising the Option, in whole or in part, request that the Company purchase all or any portion of the Option as shall then be exercisable at a price equal to the difference between (i) an amount equal to such number of shares multiplied by the Fair Market Value of the Company's Common Stock on the date of purchase and (ii) an amount equal to the purchase price multiplied by the number of shares subject to that portion of the Option in respect of which such request shall be made. The Company shall have no obligation to make any purchase pursuant to such request, but if it elects to do so, such portion of the Option as to which the request is made shall be surrendered to the Company. The purchase price for the portion of the Option to be so surrendered shall be paid by the Company, at the election of the Committee, either in cash or in shares of Common Stock (valued as of the date and in the manner provided above), or in any combination of cash and Common
Stock, which may consist, in whole or in part, of shares of authorized but unissued Common Stock or shares of Common Stock held in the Company's treasury. No fractional share of Common Stock shall be issued or transferred and any fractional share shall be disregarded. Shares covered by that portion of any Option purchased by the Company pursuant hereto and surrendered to the Company shall not be available for the granting of further options under the Plan. All determinations to be made by the Company hereunder shall be made by the Committee.

         9.      TERMINATION OF EMPLOYMENT

         No Share or Option or any portion thereof granted to an employee under the Plan shall be exercisable by such grantee at any time following the termination of employment, except that the Stock Option Agreement with respect to options granted by the Board or the Committee may permit an Option to be exercised by such grantee (or his or her legal representative if the grantee dies or becomes incompetent) within three months after termination, but only to the extent the Option was exercisable at the date of termination, and may also provide that in the event of the death or disability (which, in the case of Incentive Options, shall mean permanent and total disability as defined in
Section 22(e)(3) of the Code) of the grantee, that the Option may be exercised by such grantee's legal representative, executor or administrator or by his or her distributees to whom the Option may have been transferred by will or by the laws of descent and distribution within a period of not more than one year after such death or disability, but only to the extent that it was exercisable at the date of the termination of such grantee's employment. Whether any leave of absence shall constitute termination of employment for the purposes of any Option granted under the Plan shall be determined in each case by the Committee in its sole discretion.

         10.       PAYMENT FOR SHARES

         Payment for Shares of Common Stock issued or Common Stock purchased upon the exercise of an Option (or any portion thereto granted hereunder) shall be made in full in cash, or in shares of Common Stock if so provided in the Option at the time of the issuance of such Share or the exercise of such an Option.

         It shall be a condition to the obligation of the Company to issue or transfer shares of Common Stock upon the issuance of Shares or the exercise of an option, that the grantee pay to the Company, upon its demand, such amount as may be requested by the Company for the purposes of satisfying its liability to withhold federal, state or local income or other taxes incurred by reason of the issuance of Shares or the exercise of such Option or the transfer of such shares pursuant to Paragraph 9 hereof.


         11.      ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

         The total number of shares of Common Stock which may be purchased upon the issuance of Shares or the exercise of options granted under the Plan shall be appropriately adjusted by the Committee for any increase or decrease in the number of outstanding shares of Common Stock resulting from a stock dividend, subdivision, combination or reclassification of shares or any other change in the corporate structure or shares of the Company; provided, however, in each case, that, with respect to Incentive Options, no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate
Section 422(b)(1) of the Code. In the event of the dissolution or liquidation of the Company or upon any merger or consolidation thereof, the Committee may make such adjustment with respect to options or take such other action as it deems necessary or appropriate to reflect or in anticipation of such dissolution, liquidation, merger or consolidation including, without limitation, the substitution of new options or the termination of existing options, except in the case of disability of a grantee with an Option resulting in termination of employment, in which case the Option may be exercised by such grantee's legal representative as set forth in Paragraph 9 hereof.


         12.      NON-TRANSFERABILITY OF SHARES OR OPTIONS

         No Option granted to any grantee under the Plan shall be transferred by such grantee otherwise than by will or the laws of descent and distribution; provided that the Committee may determine with respect to any particular Option that such Option shall be transferable. No transfer of an Option permitted by the terms of such Option or by the grantee, by will, or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the will and/or such other evidence as the Company may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of such Option. In the case of an Option, during the lifetime of the grantee, the Option may only be exercised by the grantee, unless transferred as permitted by this Plan and the Option, except in the case of disability of the grantee resulting in termination of employment, in which case the Option may be exercised by such grantee's legal representative as set forth in Paragraph 9 hereof.

         13.      AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN

         The Committee may terminate, and at any time and from time to time, in any respect, amend or modify the Plan, including the designation of a formula that determines the amount, price and timing for the granting of options in accordance with Rule 16b-3(d)(1), (d)(2) and (e); provided, however, that no such action of the Committee without approval of the Board, or with respect to Incentive Options, without approval by the stockholders of the Company, may: (A) materially increase the benefits accruing to participants under the Plan; (B) materially increase the amount of Common Stock which may be issued under the Plan; or (C) materially modify the requirements as to eligibility for participation in the Plan. No amendment, modification or termination of the Plan shall in any manner adversely affect any Share or Option theretofore granted under the Plan without the consent of the grantee; but it shall be conclusively presumed that any adjustment for changes as provided in Paragraph 11 does not adversely affect any such Share or Option. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Options shall be interpreted, amended, or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Option under Section 422 of the Code.

         14.      FINALITY OF DETERMINATIONS

         Each termination, interpretation, or other action made or taken by the Committee pursuant to the provisions of the Plan, shall be final and shall be binding and conclusive for all purposes and upon all persons.

         15.      EMPLOYMENT

         Nothing in the Plan or in any Stock Option Agreement under the Plan, shall confer on any person the right to become an employee of the Company or on any employee any right to continue in the employ of the Company or affect in any way the right of the Company to terminate his or her employment at any time.

         16.       ADDITIONAL PROVISIONS

         It is the intent of the Company that this Plan comply in all respects with the applicable provisions of Rule 16(b)-3 under the Exchange Act in connection with the granting of options to, or other transaction by, any grantee under the Plan who is subject to Section 16 of the Exchange Act (except for transactions exempted under alternative Exchange Act Rules or acknowledged in writing to be non-exempt by such grantee). Accordingly, if any provision of this Plan or any Stock Option Agreement does not comply with the requirements of Rule 16b-3, as then applicable to any transaction, such provision will be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such grantee shall avoid liability under
Section 16(b). In addition, the per share price of any Share or Option shall be not less than 50% of the Fair Market Value of the Company's Common Stock at the date of the issuance of the Share or the granting of the option, if such pricing limitation is required in order to comply with Rule 16b-3 at the time of the issuance of a Share or the granting of the option.

         Anything herein to the contrary notwithstanding, the Committee may, in its sole discretion, impose more restrictive conditions on the issuance of the Shares or the exercise of options granted pursuant to the Plan; however, any and all such conditions shall be specified in the Stock Option Agreement limiting and defining such option.


         17.      EFFECTIVE DATE OF PLAN

         The Plan shall become effective with respect to Incentive Options on the date it is approved by the stockholders of the Company, and otherwise, on the date approved by the Board.

                                      2001
                                  Annual Report









                                  GILMAN + CIOCIA
                                  CONTINUING TO
                                  MOVE FORWARD
                                  ON THE ROAD
                                  TO PROSPERITY.
                                  GTAX

CORPORATE PROFILE

Gilman + Ciocia, Inc. organized in 1981 and reorganized in 1993, provides federal, state and local tax preparation and financial planning services to individuals predominantly in the middle and upper income brackets. The Company currently has 140 offices operating in 16 states. To complement its tax preparation services, the Company also provides financial planning services including brokerage services, insurance and mortgage agency services to its tax preparation clients and others.

CORPORATE INFORMATION

Board of Directors                           Annual Meeting

James Ciocia                                 The Annual Meeting of Shareholders
Chairman of the Board                        of the Company will be held at
                                             10:30a.m.
Thomas Povinelli                             on December 14, 2001 at:
President and Chief Executive Officer        1311 Mamaroneck Avenue, Suite 160
                                             White Plains, NY 10605
Michael P. Ryan
Chief Operating Officer                      Independent Accountants
Founder and President of Prime Capital
Services, Inc.                               Arthur Andersen LLP

Kathryn Travis
Vice President and Secretary                 Legal Counsel

Seth A. Akabas                               Akabas & Cohen
Partner, Akabas & Cohen                      New York, NY

Louis P. Karol                               Transfer Agent and Registrar
Partner, Karol, Hausman & Sosnick
                                             Corporate Stock Transfer
Doreen M. Biebusch                           3200 Cherry Creek Drive South
Founder and President JDJ Resources, Inc.    Denver, CO 80209

Corporate Officers                           Forward-looking statements in this Annual Report
                                             and letter are made pursuant to the "safe harbor"
Thomas Povinelli                             provisions of the Private Securities Litigation
Chief Executive Officer and President        Reform Act of 1995.  Forward-looking statements
                                             are based on current management expectations
Michael P. Ryan                              that involve risks and uncertainties that may
Chief Operating Officer                      result in such expectations not being realized.
President-Broker Dealer Services             Potential risks and uncertainties include, but
                                             are not limited to, the risks described in this Annual
David D. Puyear                              Report and filings with the Securities and Exchange
Chief Financial Officer                      Commission.


                                             Form 10-K and Other Investor Information

                                             A copy of the Company's Form 10-K filed with the
                                             Securities and Exchange Commission and copies of
                                             the Quarterly Reports may be obtained without charge
                                             by contacting:

                                             Gilman + Ciocia
                                             Attn: Carolyn DeCicco
                                             1311 Mamaroneck Avenue, Suite 160
                                             White Plains, NY 10605
                                             Telephone: 914-397-4829

FINANCIAL HIGHLIGHTS:

                                                         2001           2000              1999               1998           1997
--------------------------------------------------------------------------------------------------------------------------------
Revenues
Tax Preparation................................      $ 17,557,112   $ 15,808,075   $12,609,933        $10,164,550    $ 9,921,967
Financial Planning.............................        87,197,921     71,277,044    36,137,862         16,578,032     12,464,284
Other..........................................         1,758,140      2,493,375     1,695,611          1,790,501      2,188,320
                                                    ----------------------------------------------------------------------------
Total Revenues.................................      $106,513,173  $  89,578,494  $ 50,443,406        $28,533,083    $24,574,571
                                                    ----------------------------------------------------------------------------

EBITDA.........................................      $  4,739,604  $  (4,279,832) $ 5,238,239         $ 4,261,061    $ 2,076,796
Net Income.....................................      $    138,261  $  (4,013,092) $ 2,181,143         $ 2,011,345     $  875,994
EPS--Fully Dilutive                                  $       0.02  $      (0.53)  $      0.32         $      0.32     $    0.16

Offices........................................               140         145135          127                 121
Full-Time Employees............................               819         628398          183                 198

Financial Planners
Employees......................................               325         271180          138                 135
Independent....................................               353         380400          n/a                 n/a
                                                          --------------------------------------------------------
Total Financial Planners.......................               678         651580          138                 135
                                                          -------------------------------------------------------

LETTER TO OUR SHAREHOLDERS:

"In a period of noteworthy market decline GTAX achieved profitable results for the year and the strongest fourth quarter in the Company's history. Our conviction that our business model of cross-selling financial planning services to tax preparation clients is sound has been reinforced by the results of the trend of the last several quarters."

GREETINGS
In times marked by national tragedy and international strife, markets yearn for certainties in order to achieve stability. Certainties like higher earnings, dramatic growth rates, and better economies of scale can all provide needed balance and direction to the battered averages. We at Gilman + Ciocia, ("GTAX"), want to tell you that of which we are certain--our business model is unique and strong, our employees are prepared to serve our clients, and the foundation upon which this Company was built is solid.

Now more than ever, equity investors like yourselves demand profitability and accountability from their portfolio picks. GTAX has always understood these requisites and consistently strives to meet and exceed investor expectations. We are happy to report that this fiscal year represents the best evidence yet of our firm's ability to achieve its goals and increase shareholder value.

ORIGINS
Our future potential is the product of a unique business plan conceived from a single office in Long Island, New York in the early 1980s. Methodically, over the bulk of the next two decades that followed, GTAX developed an extensive network of 140 offices in 16 states by marrying two very related disciplines--tax preparation and financial planning. We assembled a team of the most dedicated and talented professionals in the industry who deftly provided 350,000 of our clients with services ranging from simple individual income tax preparation to the execution of complex financial plans for high net worth families and small businesses. While the birth of the idea is a distant memory, its legacy endures.

GROWTH
This fiscal year was marked for us by notably strong growth in revenue derived from our financial planning arm. An increased emphasis on money management, a highly successful recruitment campaign, and an intensive focus on cross-selling tax preparation clients all combined to lift our top line, even in a soft market. The year 2001 caps off half a decade of dramatic gross revenue increases, and sensible development of a corporate infrastructure suitable to the firm's new size and stature, an expanded management platform and vast improvement in our operating margins quarter after quarter. We have centralized all service and support firm-wide and have streamlined marketing efforts, recruiting campaigns and training programs. We are revamping our internal reporting and management systems to track business activity daily. In fiscal 2002, we have introduced office level budgets to ensure office level focus on

19 percent increase in Total Revenue during the Fiscal Year 2001.           19%

profitability and fiscal accountability. While we centrally coordinate shared services, each office manager has to adapt to his or her own local market client service needs operating from Seattle to Staten Island.

Specifically, in a period of noteworthy market decline, GTAX achieved profitable results for the year and the strongest fourth quarter in the Company's history. GTAX was able to report considerable growth in both the fourth quarter and the full year, even as the broader brokerage industry experienced sharp declines. We believe this performance is a testament to the Company's business model. The Company has controlled expenses and compared to a year ago, has in percentage terms reduced general and administrative expenses, advertising and brokerage expenses. The combination of increased ~revenues and reduced expenses has resulted in the Company retaining 18% and 23% of the revenue increase, pre- and post-depreciation, respectively. We will continue to carefully control expenses as we look to grow both Company-owned and broker/dealer operations.

We are particularly pleased that our financial planning revenues are showing notable growth and that Company-owned offices accounted for the lion's share of the increase. Nearly 70% of the 22% increase in financial planning revenues this fiscal year came from Company-owned offices. Our conviction that our business model of cross-selling financial planning services to tax preparation clients is sound, has been reinforced by the results of the trend of the last several quarters.

ACQUISITIONS
It is widely known that the tax preparation industry is highly fragmented and ripe for consolidation. In pioneering the fusion of these practices with the talents of our financial planning professionals, and in folding these entities into our network, GTAX has become highly sensitive to the delicate nature of the tax practice acquisition. Unlike consolidation plans in other industries where personal relationships are not paramount, GTAX's acquisition strategy has always been more mindful of the essence of the client relationship asset acquired--the invaluable relationship between the tax preparer and client. Successful leverage of these relationships has been one of the keys to our dramatic growth and forms the basis for every sale, every repeat customer and for every new dollar under management. The preservation of these bonds is critical to the success of the acquisition and GTAX understands that better than its competition. Carefully screening each candidate, GTAX targets practices where quality tax service and trust are the pillars of the business, and size is more attributable to years ~of referrals than to clever marketing.

It is further our belief that we can drive down the cost of these acquisitions by creating demand to join our ranks. We will define our marketplace identity not by the sheer number of partnerships we form, but rather by the success of each individual merger. The proof will be in our financial planning production at the new location, which is consistently correlative to the strength of the bond we acquire-the relationship between the tax preparer and client.

RECRUITMENT & DEVELOPMENT
Our recruitment operation is a corporate marvel. Tirelessly pounding the phones and canvassing the country in search of opportunity-seekers, our business development team relentlessly sells our story to the thousands of registered representatives out there who are willing to listen. Our platform is appealing to virtually every kind of licensed financial advisor. From the cold calling stock jockey to the veteran insurance agent, many brokers would jump at the opportunity to work hand-in-hand with a tax accountant who holds the key to the tax client relationship.

STRENGTH THROUGH CLIENT RELATIONSHIPS:

"With 140 offices open year round, preparing more than 100,000 tax returns, our offices are always in a position to serve our clients with the tax and financial planning services they need".

With 140 offices open year round, preparing more than 100,000 tax returns, we have the space to bring on even more financial planners. We thus have the enviable ability to continue our recruiting effort energetically, without increasing our expenses related to office space, utilities and support staff. Thus in the short term, our capacity to increase our ranks of financial planners is large and the increased profit margins will in turn allow for more physical expansion at a later date.

Our offices are always in a position to serve our clients with the tax and financial planning services they need. Through intensive training, sales management and supervision, motivational seminars and product wholesaling support from our business partners, our force of representatives has markedly increased their cross-sell penetration rate, thereby, drastically increasing operating margins within our existing locations.

Ever mindful of the basis of the tax preparer-client relationship, GTAX has also endeavored to significantly improve the quality of tax product provided by our team of tax professionals through the use of web-based communication technology, topical internet-based continuing education and interactive role-playing.

MISSION
Gilman + Ciocia is dedicated to providing individuals with the highest quality tax preparation and financial planning services. Information and insight gained through the tax preparation process will then be utilized to maximize our client's financial potential and security through the provision of investment, insurance and other financial services.

We very much appreciate the support of our shareholders, our clients and the entire Gilman + Ciocia family and we look forward to a year of continued growth, opportunity and prosperity.

Sincerely,

/s/ James Ciocia                           /s/ Thomas Povinelli

James Ciocia                               Thomas Povinelli
Founder and Chairman of the Board          President and Chief Executive Officer

Gilman + Ciocia, Inc.
SELECTED FINANCIAL DATA

                                                                       For the Years Ended June 30,
                                                 ----------------------------------------------------------------------
                                                           2001            2000        1999           1998         1997
                                                 ----------------------------------------------------------------------
Summary of Consolidated
        Statements of Operations
Total Revenue..................................      $106,513,173    $89,578,494  $50,443,406   $28,533,083     $24,574,571
Net income (loss)..............................           138,261     (4,013,092)   2,181,143     2,011,345         875,994
Per share
  Basic                                                      0.02          (0.53)        0.35          0.37            0.16
  Diluted                                                    0.02          (0.53)        0.32          0.32            0.16

                                                                                  As of June 30,
                                                ------------------------------------------------------------------------
                                                          2001        2000           1999           1998           1997
                                                ------------------------------------------------------------------------
Summary of Consolidated
         Balance Sheets
Working capital (deficit)......................       $  1,214,325   $(1,611,436) $ 5,249,516   $ 4,950,652    $ 3,450,102
Total assets...................................         52,430,895    43,905,178     32,998,980   9,751,187      9,025,576
Long-term debt.................................          5,425,928       826,476      2,738,124           -        552,000
Total shareholders' equity.....................         28,275,433    24,712,841     24,959,941   9,017,587      7,018,989
Cash dividends.................................                  -             -              -           -              -

Gilman + Ciocia, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION

The following discussion and the letter from the Company's Chairman of the Board and Chief Executive Officer above, should be read in conjunction with the Company's financial statements and the related notes of this Annual Report. Except for the historical information contained herein, this and other sections of this Annual Report contain certain forward-looking statements that involve substantial risks and uncertainties. When used in this Annual Report, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed or implied by these forward-looking statements. Factors that could contribute to such differences are discussed in this Annual Report under the heading "Risk Factors."

Overview

The Company is a preparer of Federal, State and local income tax returns for individuals predominantly in middle and upper income brackets. In addition, while preparing tax returns, clients often consider other aspects of their financial needs, such as investments, insurance, pension and estate planning. The Company capitalizes on this situation by making financial planning services available to its clients. The financial planners who provide such service are employees or independent contractors of the Company and are Registered Representatives of the Company's broker/dealer subsidiaries. The Company and/or its broker/dealer subsidiaries earn a share of commissions (depending on what service is provided) from the services that the financial planners provide to the clients in transactions for securities, insurance and related products.

Almost all of the financial planners are also authorized agents of insurance underwriters and approximately 2% of the financial planners are authorized to act as mortgage brokers. The Company is also a licensed mortgage broker. As a result, the Company also earns revenues from commissions for acting as an insurance agent and a mortgage broker. In addition, the Company owns a 50% equity interest in GTAX/CB, an insurance broker.

During Fiscal 2001, approximately 16% of the Company's revenues were earned from tax preparation services, 82% were earned from all financial planning and related services (with 90% from mutual funds, annuities and securities transactions and 10% from insurance, mortgage brokerage and other related services), and 2% were earned from e1040.com and other services.

The Company's clients generally are introduced to the Company's financial planning services through the Company's tax preparer. The Company believes that its tax return preparation business is inextricably intertwined with and is a necessary adjunct to its financial planning activities. Neither segment would operate as profitably by itself and the two segments leverage off each other improving profitability and client retention.

Plan of Operation

Tax Preparation and Financial Planning

As part of the Company's expansion strategy, it opens new tax offices and acquires existing tax preparation and financial planning businesses. New offices have historically attracted more potential tax preparation clients, which have resulted in increased revenues and have contributed to the Company's growth. In addition, each of the new tax preparation clients is a potential new financial planning client. The Company plans to continue to expand and to acquire tax preparation and financial planning practices during the next year (although no specific target has been set), to recruit successful financial planners and to acquire existing securities broker/dealers. The Company anticipates funding this growth through senior and subordinate debt financing, possible private placements of equity and from operating cash flow.

The Company anticipates that acquiring new tax preparation and financial planning businesses will continue to increase its revenues. The Company has no basis to predict whether its acquisitions will have a material effect on its net income. The Company believes that its current acquisition model ultimately reduces the potential loss exposure to the Company. However, expansion could reduce the Company's profits or result in losses in future years.

In late Fiscal 2000, the Company formalized an acquisition model requiring each acquired practice to commit to delivering a minimum level of profitability in the first year of post acquisition operations. These minimum future performance and profitability targets, established at the closing, limit future purchase payments unless the profitability targets are met. In addition, the targets help to keep the principals of the acquired practices focused on delivering profitability  which is  accretive  to the  Company's  earnings.  In addition to establishing contingent purchase price performance criteria, the Company generally uses its stock as a significant component of the initial and future purchase payments.

Any reduction in the rate of increase of equity securities' prices in the marketplace could reduce the increase in investments that the Company's clients make through the Company and falling market prices of securities could result in a reduction that would offset other sources of growth in the Company's financial planning revenues. The Company has previously experienced a delay of several years after the opening of a new office before such office generated significant financial planning revenues. For this reason, the Company has sought to emphasize acquisitions of existing practices rather than the opening of new offices in the Company's expansion.

e1040.com

In Fiscal 1999, the Company formed its subsidiary e1040.com, which acquired all of the assets of an existing online tax preparation business. This subsidiary prepared 34,399 Federal and State tax returns in Fiscal 2000, contributing $1,156,640 in revenues and prepared 35,824 returns contributing $791,621 in revenues to the Company in Fiscal 2001. The decline was associated with a dramatic reduction in marketing costs, resulting in a significant reduction in operating losses in Fiscal 2001. The results from operations changed dramatically from a loss of $6,023,662 in Fiscal 2000 to a smaller loss of $658,790 in Fiscal 2001. The Company does not expect to make significant capital investments or incur extraordinary marketing expenses in future years related to expanding e1040.com. With an established online tax platform already in place, future marketing initiatives are expected to be in the form of strategic partnerships and revenue sharing arrangements with companies who are looking for consumer oriented content and services that e1040.com has to offer.

Results of Operations

The following table sets forth for the periods indicated certain items from the Company's consolidated statements of operations expressed as a percentage of revenue and the percentage change in such items for Fiscal years 1999, 2000 and 2001. The trends illustrated in the following table are not necessarily indicative of future results.

                                                                   As a Percentage of Revenue            Percentage
Years Ended June 30,                                                   Increase (Decrease)
                                                                    2001      2000      1999     2000 to 2001   1999 to 2000
                                                                    --------------------------------------------------------
Tax preparation fees............................................    16.5%     17.6%     25.0%        (6.3%)       (29.6%)
Financial planning commissions..................................    81.9%     79.6%     71.6%         2.9%         11.2%
e1040.com.......................................................     0.7%      1.3%      0.4%       (46.2%)       225.0%
Third party direct mail services................................     0.9%      1.5%      3.0%       (40.0%)       (50.0%)
                                                                     ------------------------
Total revenue...................................................   100.0%    100.0%    100.0%
                                                                   --------------------------
Salaries and commissions........................................    75.4%     76.3%     63.3%        (1.1%)        20.5%
General and administrative expense..............................     9.9%     11.6%     11.9%       (14.7%)        (2.5%)
Advertising.....................................................     3.7%     10.8%      7.7%       (65.7%)        40.3%
Brokerage fees and licenses.....................................     1.7%      2.1%      1.9%       (19.1%)        10.5%
Rent............................................................     4.8%      4.0%      4.9%        20.0%        (18.4%)
Depreciation and amortization...................................     3.0%      2.8%      2.8%         7.1%          0.0%
                                                                     ------------------------
Total operating expenses........................................    98.5%    107.6%     92.5%        (8.4%)        16.3%
                                                                    -------------------------
Operating income (loss).........................................     1.5%     (7.6%)     7.5%       119.7%       (201.3%)
                                                                     ------------------------
Other (expense) income..........................................    (0.5%)     0.7%     (0.2%)     (171.4%)       450.0%
                                                                    --------------------------
Income (loss) before provision for income taxes.................     1.0%     (6.9%)     7.3%       114.5%       (194.5%)
Provision (benefit) for income taxes............................     0.9%     (2.4%)     3.0%       137.5%       (180.0%)
                                                                     ------------------------
Net income (loss)...............................................     0.1%     (4.5%)     4.3%       102.2%       (204.7%)

                                                                     ------------------------

Fiscal 2001 Compared to Fiscal 2000

The Company's revenues for Fiscal 2001 were $106,513,173 compared to $89,578,494 for Fiscal 2000, an increase of $16,934,679 or 18.9%. This increase was primarily attributable to an increase in financial planning services and higher tax preparation revenues.

The Company's total revenues for Fiscal 2001 for the three primary business segments (see footnote 13 on Notes to Consolidated Financial Statements) consisted of $60,858,261 for the Company's tax and financial planning offices, $80,694,750 for the Company's broker/dealer subsidiaries (which includes $35,831,459 of intercompany revenue related to Company employee financial planning revenue which clears through the broker/dealer subsidiaries) and $791,621 for e1040.com. The Company's tax and financial planning office segment consists of $17,557,112 for tax preparation services, $42,334,630 for financial planning business done at an office level and $966,519 for third party direct mail business. The Company's broker/dealer segment consists of financial planning business done by Prime and North Ridge, before elimination of intercompany financial planning revenue. Prime represented 92% and North Ridge represented 8% of the broker/dealer segment total revenues. The Company's total revenues for Fiscal 2000 for the three primary business segments consisted of $48,601,863 for the Company's tax and financial planning offices, $65,529,892 for the Company's broker/dealer subsidiaries (which includes $25,709,901 representing intercompany revenue related to Company employee financial planning revenue which clears through the broker/dealer subsidiaries) and $1,156,640 for e1040.com. The Company's tax and financial planning office segment consisted of $15,808,075 for tax preparation services, $31,457,053 for financial planning business done at an office level and $1,336,735 for third party direct mail business. The Company's broker/dealer segment consists of gross business done by Prime and North Ridge before elimination of intercompany work. Prime represented 89% and North Ridge represented 11% of the broker/dealer segment.

The $1,749,037 or 11.1% growth in the tax preparation revenue is attributed to the acquisition of new tax practices during Fiscal 2001 and the full-year effect of the new tax practices acquired in Fiscal 2000. The $15,920,877 or 22.3% growth in financial planning revenue and the corresponding growth in the broker/dealer segment is attributed to the hiring of additional Registered
Representatives as well as an increase in the same average Registered Representatives financial planning revenue. Of this growth, $10,877,577 or 68% was attributed to financial planning revenue within Company offices, which contributed to a higher operating margin to ~the Company.

In Fiscal 2001, the number of Registered Representatives employed by the Company increased by 54, who had approximately $7.0 million of annual gross revenue commission production, prior to being hired by the Company. In Fiscal 2001, the Company's broker/dealer subsidiaries contributed $80,694,750 of total revenues compared to $65,529,892 in Fiscal 2000. e1040.com contributed $791,621 of revenues in Fiscal 2001 compared to $1,156,640 in Fiscal 2000. This reduction was attributed to a dramatically reduced advertising and media campaign budget in Fiscal 2001 that was used to publicly launch the website and price competition.

The Company's operating expenses for Fiscal 2001 were $104,930,198 or 98.5% of revenues, an increase of $8,563,377 or 8.9%, compared to operating expenses of $96,366,821 or 107.6% of revenues for Fiscal 2000. The increase in operating expenses was attributed to an increase of $12,133,766 in salaries and commissions; $152,926 in general and administrative expenses; $1,522,819 in rent and $648,134 in depreciation and amortization, offset by a decrease of $5,792,001 in advertising and $102,267 in brokerage fees and licenses.

Included in Fiscal 2000 operating expenses were $7,000,000 of one time costs primarily attributed to launching e1040.com, which included $5,200,000 of advertising costs along with other one time related charges. In Fiscal 2001, various other expense categories increased associated with the general increase in central management required to support the actual growth in new business and acquisitions.

Salaries and commissions increased $12,133,766 or 17.8%, in Fiscal 2001 to $80,417,361 from $68,283,595 in Fiscal 2000. The increase in salaries and commission expense is primarily attributed to an increase in commissions paid to financial planners as a result of the increased sales of financial planning services and the addition of other salaried employees related to the acquired tax practices.

General and administrative expense increased $152,926 or 1.5% in Fiscal 2001 to $10,536,979 from $10,384,053 in Fiscal 2000. The slight increase in general and administrative expense is attributed to 14 offices acquired in Fiscal 2001 and the full-year effect of Fiscal 2000 acquisitions, offset by the continued implementation of cost containment initiatives initiated in the third quarter of Fiscal 2001.

Rent expense increased $1,522,819 or 42.1% in Fiscal 2001 to $5,135,965 compared to $3,613,146 in Fiscal 2000. The increase in rent expense is primarily attributed to the acquisition of new offices during Fiscal 2001, the full-year inclusion of offices opened in Fiscal 2000 and the expansion of office space by some existing offices.

Depreciation and amortization expense increased by $648,134 or 25.8% in Fiscal 2001 to $3,156,629 compared to $2,508,495 in Fiscal 2000. The increase in depreciation and amortization is primarily attributed to amortization associated with acquisitions in prior years and to additional purchases of computer and other equipment. From a segment standpoint, the Company's depreciation and amortization expense for Fiscal year 2001 comprises 58.0% from the Company's tax and financial planning office segment, 34.3% from the Company's broker/ dealer segment and 7.7% from e1040.com. For Fiscal year 2000, the Company's depreciation and amortization expense comprises 54.1% from the Company's tax and financial planning office segment, 40.8% from the Company's broker/dealer segment and 5.1% from e1040.com. The change in mix is associated with placing more property, plant and equipment in acquired tax offices

Advertising expense decreased $5,792,001 or 59.7% in Fiscal 2001 to $3,913,237 compared to $9,705,238 in Fiscal 2000. The decrease in advertising was almost entirely attributed to lower print, media and banner advertisements associated with the media launch of the e1040.com website in Fiscal 2000, which were not continued in Fiscal 2001.

Brokerage fees and license expense decreased by $102,267 or 5.5% in Fiscal 2001 to $1,770,027 compared to $1,872,294 in Fiscal 2000. The decrease in brokerage and license fees is primarily attributed to a shift in Fiscal 2001 of our financial planning product mix.

The decrease in other income (expenses) of $1,126,185 ~or 179.3% is attributed to a reduction of $1,226,957 in interest and investment income recognized in Fiscal 2000 from a $979,489 gain on the sale of marketable securities, and an increase of $473,075 in interest expense on debt in Fiscal 2001, aggravated by an increase in other income of $573,847 primarily due to a gain on a rescission of an acquisition contract. Of the increase in interest expense, $166,248 represents non-cash charges related to the amortization of warrant debt discounts.

The Company's income before taxes for Fiscal 2001 was $1,085,025 compared to a loss of $6,160,092 for Fiscal 2000, an increase of $7,245,117. From a segment standpoint, the Company's income (loss) before taxes for Fiscal 2001 is comprised of a loss of $553,237 from the Company's tax and financial planning office segment, income of $2,313,158 from the Company's broker/dealer segment and a loss of $674,896 from e1040.com. For Fiscal 2000, the Company's income
(loss) before taxes is comprised of a loss of $1,961,778 from the Company's tax and financial planning office segment, income of $1,840,953 from the Company's broker/dealer segment and a loss of $6,039,267 from e1040.com. The decreased loss at e1040.com was attributed to the reduced advertising and media campaign in Fiscal 2001 that was spent in Fiscal 2000 to publicly launch the website. The rise in profitability at the Company's tax and financial planning and the broker/dealer segments is primarily attributed to higher financial planning revenues, without a corresponding increase in fixed costs resulting in higher profitability, which fueled the growth in profitability.

The Company's income tax provision for Fiscal 2001 was $946,764 compared to an income tax benefit of $2,147,000 in Fiscal 2000 for an increase of $3,093,764. The increase in income taxes is the result of the increased profitability in Fiscal 2001 compared to a loss year in Fiscal 2000. The Company's effective income tax rate for Fiscal 2001 was 87.3% as compared to (34.9%) for Fiscal 2000. The primary difference between these rates and the statutory Federal income tax rate of 34% relates to the amortization of certain goodwill and other intangible assets not deductible for income tax purposes, as well as the inclusion of State income taxes and benefits.


The Company's income after income taxes for Fiscal 2001 was $138,261 compared to a loss of $4,013,092 for Fiscal 2000, an increase of $4,151,353. The increase is primarily attributed to the higher operating margins in Company owned offices and dramatically reduced operating losses associated with e1040.com.

The Company's business is still somewhat seasonal, with a significant component of its revenue earned during the tax season of January through April. The effect of inflation has not been significant to the Company's business in recent years.

Fiscal 2000 Compared to Fiscal 1999

The Company's total revenues for Fiscal 2000 were $89,578,494 compared to $50,443,406 for Fiscal 1999, an increase of $39,135,088 or 77.6%. This increase was attributed to an increase in Financial Planning services as well as the full year effect of the acquisitions of the Prime and North Ridge broker/dealer subsidiaries, which the Company acquired during Fiscal 1999.

The Company's total revenues for Fiscal 2000 for the three primary business segments (see footnote 13 on notes to consolidated financial statements) consisted of $48,601,863 for the Company's tax and financial planning offices, $65,529,892 for the Company's broker/dealer subsidiaries (which includes $25,709,901 of intercompany revenue related to Company employee financial planning revenue which clears through the broker/dealer subsidiaries) and $1,156,640 for e1040.com. The Company's tax and financial planning office segment consists of $15,808,075 for tax preparation services, $1,336,735 for third party direct mail business and $31,457,053 for financial planning business done at an office level. The Company's broker/dealer segment consists of gross business done by Prime and North Ridge, before elimination of intercompany financial planning revenue. Prime represented 89% and North Ridge represented 11% of the broker/dealer segment total revenues. The Company's total revenues for Fiscal 1999 for the three primary business segments consisted of $32,350,035 for the Company's tax and financial planning offices, $23,969,457 for the Company's broker/dealer subsidiaries (which includes $6,079,266 of intercompany revenue related to employee financial planning revenue which clears through the broker/dealer subsidiaries) and $203,180 for e1040.com.The Company's tax and financial planning office segment consists of $12,609,933 for tax preparation services, $1,492,431 for third party direct mail services, $1,492,431 for third party direct mail business and $18,247,671 for financial planning business done at an office level. The Company's broker/dealer segment consists of gross business done by Prime and North Ridge, before elimination of intercompany work. Prime represented 80% and North Ridge represented 20% of the broker/dealer segment.

The growth in the tax preparation revenue is attributed to the acquisition of new tax practices during Fiscal 2000 and the full year effect of the new tax practices acquired in Fiscal 1999. The growth in financial planning revenue and the corresponding growth in the broker/dealer segment is attributed to the full-year effect of the acquisitions of Prime and North Ridge during part of Fiscal 1999.

The Company's operating expenses for Fiscal 2000 totaled $96,366,821 or 107.6% of revenues, an increase of $49,720,266 or 106.6%, compared to $46,646,555 or 92.5% of revenues in Fiscal 1999. The increase in operating expenses was attributed to an increase of $36,367,943 in salaries and commissions; $4,397,577 in general and administrative expenses; $1,133,079 in rent; $1,067,107 in depreciation and amortization, $5,831,658 in advertising and $922,902 in brokerage fees and licenses.

Salaries and commissions increased $36,367,943 or 114.0% in Fiscal 2000 to $68,283,595 compared to $31,915,652 in Fiscal 1999. The increase in salaries and commission expense was primarily attributed to an increase in commissions payable to financial planners as a result of the increased sales of financial planning services and the addition of financial planners from North Ridge and Prime.

General and administrative expense increased $4,397,577 or 73.5% in Fiscal 2000 to $10,384,053 compared to $5,986,476 in Fiscal 1999. The increase in general and administrative expense was primarily attributed to the acquisition of new offices in Fiscal 1999 and 2000. The additional increase in general and administrative expense was attributable to North Ridge and Prime, which were acquired during Fiscal 1999.

Rent expense increased $1,133,079 or 45.7% in Fiscal 2000 to $3,613,146 compared to $2,480,067 in Fiscal 1999. The increase in rent expense was primarily attributed to the acquisition of new offices during Fiscal years 1999 and 2000 and seven new offices during Fiscal 2000 and 1999.


Depreciation and amortization expense increased $1,067,107 or 74.0% in Fiscal 2000 to $2,508,495 compared to $1,441,388 in Fiscal 1999. The increase in depreciation and amortization was primarily attributed to additional purchases of computer equipment during Fiscal 1999 and also additional amortization incurred on the purchase acquisitions, tax practices and the broker/dealer subsidiaries. From a segment standpoint, the Company's depreciation and amortization expense for Fiscal year 2000 is comprised of 54.1% from the Company's tax and financial planning office segment, 40.8% from the Company's broker/dealer segment and 5.1% from e1040.com. For Fiscal year 1999, the Company's depreciation and amortization expense is comprised of 70.4% from the Company's tax and financial planning office segment, 27.7% from the Company's broker/dealer segment and 1.9% from e1040.com. The change in mix is attributed to the full year effect in Fiscal 2000 of acquiring Prime and North Ridge during Fiscal 1999.

Advertising expense increased $5,831,658, or 150.5% in Fiscal 2000 to $9,705,238 compared to $3,873,580 in Fiscal 1999. The increase in advertising was almost entirely attributed to increased print, media and banner advertisements associated with the media launch of the e1040.com website. This increase was associated with non-recurring advertising campaigns.

Brokerage fees and license expense increased $922,902 or 97.2% in Fiscal 2000 to $1,872,294 compared to $949,392 in Fiscal 1999. The increase in brokerage fees and licenses was primarily attributed to the increase in financial planning business and the addition of financial planners in Fiscal 2000.

The increase in other income of $723,943 was primarily attributed to a $979,489 gain on the sale of marketable securities offset by an increase of $649,174 in interest expense on debt.

The Company's loss before taxes for Fiscal 2000 was $6,160,092 compared to income of $3,701,143 for Fiscal 1999. From a segment standpoint, the Company's income (loss) before taxes for Fiscal 2000 is comprised of a loss of $1,961,778 from the Company's tax and financial planning office segment, income of $1,840,953 from the Company's broker/dealer segment and a loss of $6,039,267 from e1040.com. For Fiscal 1999, the Company's income (loss) before taxes is comprised of income of $1,483,149 from the Company's tax and financial planning office segment, income of $2,765,284 from the Company's broker/dealer segment and a loss of $547,290 from e1040.com. The increase in the loss at e1040.com was attributed to the media launch of its website and other one time charges. The loss incurred at the Company's tax and financial planning segment and the reduction to income at the broker/dealer segment in Fiscal 2000 were attributed to adding core central management resources to manage the additional acquired tax offices and the additional acquired broker/dealer subsidiaries. Also adding to the reduction in income was the increase in interest expense in Fiscal 2000.

The Company's income tax benefit for Fiscal 2000 was $2,147,000 compared to an income tax provision in Fiscal 1999 of $1,520,000 for an increase of $3,667,000. The increase in income tax benefit is the result of a loss year in Fiscal 2000 as compared to a profitable Fiscal 1999. The Company's effective income tax rate for Fiscal 2000 was (34.9%) compared to 41.1% for Fiscal year 1999. The primary difference between these rates and the statutory Federal income tax rate of 34% relates to the amortization of certain goodwill and other intangible assets not being deductible for income tax purposes, as well as the inclusion of State income taxes and benefits.

The Company's net loss for Fiscal 2000 was $4,013,092 compared with net income of $2,181,143 for Fiscal 1999. The decrease of 284.0% was primarily attributed to losses attributed to e1040.com and other one-time charges.

The Company's business is partly seasonal, with a large percentage of its revenue earned in the first four months of the calendar year. The effect of inflation has not been significant to the Company's business in recent years.

Liquidity and Capital Resources

The Company's revenues have been partly seasonal and are expected to continue to be somewhat seasonal. As a result, the Company must generate sufficient cash during the tax season, in addition to its available bank credit, to fund any operating cash flow deficits in the first half of the following Fiscal year. Operations during the non-tax season are primarily focused on financial planning services along with some ongoing accounting and corporate tax revenue. Since its inception, the Company has utilized funds from operations, proceeds from its initial public offering and bank borrowings to support operations, finance working capital requirements and complete acquisitions. In addition, the Company received gross proceeds of approximately $3,000,000 from the exercise of warrants and options during Fiscal 1999. However, the significant recent growth in financial planning revenue substantially increased operating cash flow in the first two quarters of the Fiscal year.

The Company's cash flows provided by operating activities totaled $792,135 for Fiscal 2001 compared to cash flows used in operating activities of $1,995,386 for Fiscal 2000. The increase of $2,787,521 in cash provided is due primarily to an increase in net income of $4,151,353 resulting from a decrease in net loss from $4,013,092 in 2000 to net income of $138,261 in 2001, an increase in depreciation and amortization of $648,134, an increase in amortization of bond discount of $166,248, gain in sale of marketable securities of $979,489 in Fiscal 2000, a decrease in income tax receivable of $3,948,148, an increase in deferred tax benefit provision of $1,182,000, a decrease in other assets of $188,129, and a decrease in prepaid expenses and other current assets of $285,011. These increases in cash flows provided by operating activities were offset by an increase in net accounts receivable of $1,772,530, an increase in receivables from officers, stockholders and employees of $700,000, a decrease in accounts payable and accrued expenses of $4,727,162, a decrease in deferred and other compensation expense of $961,299 and a gain on rescission of an acquisition contract of $600,000.

Net cash used in investing activities totaled $2,991,495 and $1,483,448 in Fiscal 2001 and Fiscal 2000, respectively. The increase of $1,508,047 is primarily attributed to proceeds from the sale of investments of $1,215,141 recorded in Fiscal 2000, a decrease in loan repayments from officers and stockholders of $172,179 and an increase in cash payments for acquisitions of $356,197. These increases in cash used in investing activities were partially offset by a decrease in capital expenditures of $301,439.

Net cash provided by financing activities totaled $3,051,741 and $4,586,773 in Fiscal 2001 and 2000, respectively. The decrease of $1,535,032 is attributable to a decrease in the exercise of stock options and warrants of $434,671, an increase in payments of bank and other loans of $2,571,923, an increase in the acquisition of treasury stock of $391,118 and a decrease in proceeds from stock subscriptions of $83,203. These amounts were offset by an increase from the proceeds from bank and other loans of $1,768,075 and cash proceeds received from the re-issuance of treasury stock of $177,808.

As of June 30, 2000, the Company had a $10,000,000 credit facility with Merrill Lynch. This facility consisted of three separate loans including: a line of credit of $4,000,000 and two revolver loans totaling $6,000,000. The outstanding balance at June 30, 2000 under the combined credit facility was $7,255,101.

The loan agreements contained certain negative covenants that required the Company to maintain, among other things, specific minimum net tangible worth and a maximum ratio of debt to tangible net worth at March 31, 2000. As of March 31, 2000, the Company was not in compliance with these two covenants, and, accordingly, classified all debt due to Merrill Lynch as a current liability. On June 15, 2000, Merrill Lynch elected to forbear from exercising its remedies under the loan documents until November 30, 2000 in order to allow the Company to seek a replacement credit facility. The forbearance agreement entered into between Merrill Lynch and the Company obligated the Company to pay every two weeks a minimum of $30,000 together with a monthly payment equal to 5% of the Company's monthly collections. Principal and interest payments were required to continue to be paid in accordance with the terms of the original debt agreements. Further, the agreement required that proceeds from specific liquidations and collections go to Merrill Lynch to pay-down principal. In addition, the Company paid Merrill Lynch $250,000 on October 16, 2000.

On November 1, 2000, the Company closed an $11,000,000 financing with Travelers Insurance Company ("Travelers") and European American Bank ("EAB") and simultaneously paid Merrill Lynch the entire balance owed it on the outstanding credit facility, terminating its lending relationship with Merrill Lynch.

The EAB loan credit facility totals $6,000,000 and is structured as a line of credit for a term which expires on October 30, 2001. The interest rate on the facility is a fixed rate of interest equal to the reserve adjusted LIBOR plus a margin of 275 basis points for periods of 30, 60 or 90 days. The effective interest rate for Fiscal 2001 was 8.47%. The facility is secured by a pledge of all business assets of the Company and guarantees by the four principal officers. The outstanding balance as of June 30, 2001 was $5,973,175.

The Company has signed a commitment letter with another commercial bank for a replacement senior credit facility, which will replace the existing EAB senior credit facility. The new credit facility is expected to close prior to the maturity of the EAB facility. The total new facility will be $7,000,000 and will be structured as a $2,000,000 revolving loan with a two-year term. The balance of $5,000,000 will be structured as a five-year fully amortizing loan.

The Travelers loan is in the amount of $5,000,000 and has a term of five years. In the first two years, the only debt service required is interest in arrears on the first and second anniversary dates. Beginning in November 2002, the loan begins the repayment of principal in the amount of $138,889 per month, beginning on the last day of each month until repaid in full. The interest due during the amortization period will be calculated on the average loan balance outstanding and will continue to be paid in arrears on the anniversary date of the loan. The interest rate on this loan will range from Prime minus 2.25% to Prime plus 2.25%. The actual interest rate will be determined based upon the level of Travelers financial products distributed by the Company. The Travelers facility is secured subordinate to the EAB facility, by all assets of the Company and guaranteed by three principal officers of the Company. As of June 30, 2001, the total principal and interest due was $5,000,000 and $298,356, respectively.

New Accounting Pronouncements

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133") as amended in June 2000 and SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities," an amendment of SFAS No. 133, effective for the Company's Fiscal year ending June 30, 2001. SFAS 133 requires companies to record derivative instruments as assets or liabilities, measured at fair value. The recognition of gains or losses resulting in changes in the values of those derivative instruments is based on the use of each derivative instrument and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. The Company adopted this statement in Fiscal 2001, the implementation of SFAS 133 had no impact on the consolidated financial statements.

In July 2001, the FASB issued SFAS No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives (but with no maximum life). The amortization provisions of SFAS 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the Company is required to adopt SFAS 142 effective July 1, 2001. The Company is currently evaluating the effect that adoption of the provisions of SFAS 142 that are effective July 1, 2001 will have on its results of operations and financial position.

In December 1999, the Securities and Exchange Commission ("SEC") issued SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company implemented SAB 101 in the second quarter of Fiscal 2001. The implementation of SAB 101 has no impact on the Company's results of operation and financial position.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the exposure to loss resulting form changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. To date the Company's exposure to market risk has been limited and it is not currently hedging any market risk, although it may do so in the future. The Company does not hold or issue any derivative financial instruments for trading or other speculative purposes.

The Company's obligations under its EAB and Travelers credit facilities bear interest at floating rates and therefore, the Company is impacted by changes in prevailing interest rates. A 100 basis point increase or decrease in market interest rates on the $10,973,175 outstanding under this facility at June 30, 2001 would result in an increase or decrease in the annual interest expense of $109,732.

Risk Factors

If the broker/dealers and financial planners that the Company acquires or recruits do not perform successfully, the Company's growth rate and earnings may decrease. The Company plans to continue to expand into the area of financial planning, both through the acquisition of independent securities broker/dealers and by recruiting financial planners. The Company's continued revenue growth will in large part depend upon the successful integration and continued profitability of the broker/dealers acquired and the independent financial planners who are recruited.

If the tax preparation practices that the Company acquires do not perform successfully, the Company's growth and earnings may decrease. As part of its strategy, the Company intends ~to pursue the acquisition of tax preparation practices. If the acquired companies do not perform as expected or the Company cannot effectively integrate the operations of the acquired companies, the Company's operating results could be materially adversely affected.

If the Company opens a number of new offices that do not perform successfully, the Company's growth and earnings may decrease. The Company has found that a new office usually suffers a loss in its first year of operation, shows no material profit or loss in its second year of operation and does not attain profitability, if ever, until its third year of operation. Therefore, the Company's operating results could be materially adversely affected in any year that the Company opens a significant number of new offices.

If the growth in the financial markets slows or reverses, the Company's financial planning segment will suffer decreased revenues. In periods of low volume, the fixed nature of certain expenses, including salaries and benefits, computer hardware and software costs, communications expenses and office leases, will adversely affect profitability. Sudden sharp declines in market values of securities and the failure of issuers and counterparts to perform their obligations can result in illiquid markets in which the Company may incur losses in its principal trading and market making activities.

If the Company is unable to secure adequate working capital financing during the "off-season," the Company's operating results may be materially affected. From July 1st to December 31st each year, the Company generally requires significant working capital financing to fund operations and prepare for the tax season until cash flows from the upcoming tax season materialize. If the Company was not able to secure such financing or if such financing was not available on terms favorable to the Company, the Company's operating results could be materially adversely affected, and the Company would have to curtail its operations.

If competitors in the industry began to encroach upon the Company's market share, the Company's revenues may decrease. The income tax preparation and financial planning services industries are highly competitive. The Company may not be able to compete successfully with such competitors. Competition could cause the Company to lose existing clients, slow the growth rate of new clients and increase advertising expenditures, all of which could have a material adverse effect on the Company's business or operating results.

If a large number of the Company's departing employees and financial planners were to enter into competition with the Company, the Company may suffer a decline in revenues. Departing employees and financial planners may compete with the Company. Although the Company attempts to restrict such competition contractually, as a practical matter enforcement of contractual provisions prohibiting small scale competition by individuals is difficult. If a substantial amount of such competition occurs, the corresponding reduction of revenue may materially adversely affect the Company's operating results.

If any of the Company's key personnel become unable or unwilling to continue in his or her present position, the Company's business and financial results could be materially adversely affected.

If the IRS were to impose a material fine under the Internal Revenue Code, the Company may suffer a decline in operating results. In addition, the Company does not maintain any professional liability or malpractice insurance policies. The Company has never been the subject of a malpractice claim. However, the significant uninsured liability and the legal and other costs relating to such claims could materially adversely affect the Company's business and operating results.

In addition, making fraudulent statements on a tax return, willfully delivering fraudulent documents to the IRS and unauthorized disclosure of taxpayer information can constitute criminal offenses. The Company has never been charged with a criminal offense. If the Company were to be charged with a criminal offense and found guilty, or if any of its employees or executives were convicted of a criminal offense, in addition to the costs of defense and possible fines, the Company would likely experience an adverse effect to its reputation, which could directly lead to a decrease in revenues from the loss of clients.


Because most of the Company's employees who prepare tax returns are not certified public accountants, tax attorneys or otherwise enrolled to practice before the IRS, such employees of the Company are strictly limited as to the roles they may take in assisting a client in an audit with the IRS. These limitations on services that the Company may provide could hinder the Company's ability to market its services.

If the Company were to lose its trademarks or other proprietary rights, the Company could suffer decreased revenues.

If the decisions of the Company's current management were to conflict with the interest of the Company's stockholders, the Company could suffer a decline in profitability. The Company's officers own approximately 35% of the outstanding Company common stock and in practical effect control the Company and have the power to elect a majority of the directors, appoint management and approve certain actions requiring the approval or a majority of the Company's stockholders. The interests of these officers could conflict with the interests of the other stockholders of the Company. In addition, their ownership could pose an obstacle to a purchase of the Company that might be desirable to other stockholders and/or to a change in management if the Company is not operating profitably in the future.

The Company's decision not to pay dividends could negatively impact the marketability of the Company's stock. Since its initial public offering of securities in 1994, the Company has not paid dividends, and it does not plan to pay dividends ~in the foreseeable future. It is very likely that dividends will not be distributed in the near future, which may reduce the marketability of the Company's Common Stock.

The Company may be unable to increase the revenues of e1040.com to make it profitable if e1040.com is unable ~to achieve wide market recognition of its website, unable to establish a high client retention rate and unable to continuously enhance its services to meet technology changes, or if changes to government regulations impair the profitability of internet commerce. Moreover, internet technology and consequently website standards are improving rapidly so that if the Company is unable to efficiently incorporate technological advances in e1040.com, its internet revenues may not grow and may decrease. If the Company is not able to turn its e1040.com subsidiary to profitability, it will continue to be a drain on the Company's financial resources.

If a third party wanted to acquire control of the Company it could be prevented by the Company's classified board and its ability to issue preferred stock without shareholder approval and the marketability of the Company's stock could be affected.

Low trading volume of the Company's stock increases volatility, which could result in the impairment of the Company's ability to obtain equity financing. Since December 1997, the market price of the Common Stock almost quadrupled and then fell to below its December 1997 range. During that period, the average daily trading volume of the Common Stock has varied significantly. Fluctuations or decreases in the trading price of the Common Stock may adversely affect the stockholders' ability to buy and sell the Common Stock and the Company's ability to raise money in a future offering of Common Stock.

If restrictions that are in place on the future sale of the Common Stock of the Company were released the market price of the stock may decline. Approximately 3,500,000 shares of the Common Stock outstanding are "restricted securities" under Rule 144 of the Securities Act of 1933, as amended (the "Act"). The Company has granted 4,680,473 options to purchase shares of Common Stock to 261 individuals. The shares issuable upon exercise of such options would be eligible for resale under Rule 144 after one year following the exercise of such options, or earlier if the underlying Common Stock were registered by the Company. The sale of restricted Common Stock in the future, or even the possibility that it may be sold, may have an adverse effect on the market price for the Common Stock and reduce the marketability of the Common Stock.

If directors of the Company make mistakes or poor business judgment, the profitability of the Company could be adversely affected. With limited exceptions, under Delaware law directors of the Company are not liable individually to the Company or to its stockholders for corporate decisions. Therefore, the directors have broad discretion over actions made on behalf of the Company and the Company generally would not have a recourse against them for the errors that they make.

If a material risk inherent to the securities industry were to be realized the value of the Company's stock may decline. The securities industry, by its very nature, is subject to numerous and substantial risks, including the risk of declines in price level and volume of transactions, losses resulting from the ownership, trading or underwriting of securities, risks associated with principal activities, the failure of counterparts to meet commitments, customer, employee or issuer fraud risk, litigation, customer claims alleging improper sales practices, errors and misconduct by brokers, traders and other employees and agents (including unauthorized transactions by brokers), and errors and failure in connection with the processing of securities transactions. Many of these risks may increase in periods of market volatility or reduced liquidity. In addition, the amount and profitability of activities in the securities industry are affected by many national and international factors, including economic and political conditions, broad trends in industry and finance, level and volatility of interest rates, legislative and regulatory changes, currency values, inflation, and the availability of short-term and long-term funding and capital, all of which are beyond the control of the Company.

Several current trends are also affecting the securities industry, including increasing consolidation, increasing use of technology, increasing use of discount and online brokerage services, greater self-reliance of individual investors and greater investment in mutual funds. These trends could result in the Company facing increased competition from larger broker/dealers, a need for increased investment in technology, or potential loss of clients or reduction in commission income. These trends or future changes could have a material adverse effect on the Company's business, financial condition, results of operations or cash flows.

If new regulations are imposed on the securities industry the operating results of the Company may be adversely affected. The regulatory environment in which the Company operates is subject to change. The Company may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, the NASD, other U.S. governmental regulators or Self Regulating Organizations ("SROs").

The Company's broker/dealer subsidiaries are subject to periodic examination by the SEC, the NASD, SROs and various state authorities. Examinations may result in the issuance of letters noting perceived deficiencies and requesting corrective action. Deficiencies could lead to further investigation and the possible institution of administrative proceedings, which may result in the issuance of an order imposing sanctions.

If the Company were to be found liable to clients for misconduct alleged in civil proceedings, the Company's profitability may decline and its financial condition may be adversely affected. There has been an increase in litigation and arbitration within the securities industry in recent years, including class action suits seeking substantial damages. The Company's broker/dealer subsidiaries may be liable for the unauthorized acts of their retail brokers and independent contractors if they fail to adequately supervise their conduct. The Company's broker/dealer subsidiaries are currently defendants/respondents in several such proceedings. If all of such proceedings were to be resolved unfavorably to the Company, the Company's financial condition could be adversely affected. It should be noted, however, that the Company's broker/dealer subsidiaries maintain securities broker/dealer's professional liability insurance to insure against this risk. From time to time, in connection with hiring retail brokers, the Company is subject to litigation by a broker's former employer. The adverse resolution of any legal proceedings involving the Company could have a material adverse effect on its business, financial condition, and results of operations or cash flows.

                        Gilman + Ciocia, Inc.
                        CONSOLIDATED BALANCE SHEETS

                                                                                                    June 30,
                                                                                                   2001            2000
                                                                                                 ---------------------------
ASSETS
Current Assets:
  Cash and cash equivalents.................................................................     $ 5,413,674    $ 4,561,293
  Marketable securities.....................................................................          55,933         73,044
  Accounts receivable, net of allowance for doubtful accounts of $291,000 and $264,800
      as of June 30, 2001 and 2000, respectively............................................      10,813,299      6,355,115
  Receivables from officers, stockholders and employees, current portion....................       1,379,378        709,538
  Prepaid expenses and other current assets.................................................       1,228,359      1,210,611
  Income taxes receivable...................................................................         185,338      3,134,824
  Deferred tax assets, current portion......................................................         170,275        690,000
                                                                                                     ----------------------
      Total current assets..................................................................      19,246,256     16,734,425
  Property and equipment, net of accumulated depreciation of $4,700,147 and  $3,397,927
       as of June 30, 2001 and 2000, respectively...........................................       5,052,979      4,423,455
  Intangible assets, net of accumulated amortization of $4,891,750 and $3,172,897
      as of June 30, 2001 and 2000, respectively............................................      24,617,210     21,260,307
  Deferred tax asset, net of current portion................................................       1,460,160              -
  Other assets..............................................................................       2,054,290      1,486,991
                                                                                                   ------------------------
      Total assets..........................................................................     $52,430,895    $43,905,178
                                                                                                 --------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses.....................................................     $ 9,831,363    $ 9,233,127
  Long-term debt, current portion...........................................................       7,786,001      9,112,734
  Deferred tax liability, current portion...................................................         414,567             --
                                                                                                     ----------------------
      Total current liabilities.............................................................      18,031,931     18,345,861
  Long-term debt, net of current portion....................................................       5,425,928        826,476
  Deferred tax liability, net of current portion............................................         697,603         20,000
                                                                                                     ----------------------
      Total liabilities.....................................................................      24,155,462     19,192,337
                                                                                                  -------------------------
Commitments and Contingencies (Note 9)
Stockholders' Equity:
  Preferred stock--$.001 par value--shares authorized 100,000; none issued and outstanding Common stock--$.01 par value--shares authorized 20,000,000;
  8,654,829 and 8,030,834
       shares issued and outstanding as of June 30, 2001 and 2000, respectively.............          86,548         80,308
  Paid-in capital...........................................................................      27,711,953     23,976,897
  Retained earnings.........................................................................       1,911,027      1,772,766
                                                                                                   ------------------------
                                                                                                  29,709,528     25,829,971
  Less: Treasury stock, at cost.............................................................      (1,329,095)    (1,012,130)
  Note receivable for shares sold...........................................................        (105,000)      (105,000)
                                                                                                    ------------------------
      Total stockholders' equity............................................................      28,275,433     24,712,841
                                                                                                  -------------------------
        Total liabilities and stockholders' equity..........................................     $52,430,895    $43,905,178
                                                                                                 --------------------------

The accompanying notes are an integral part of these consolidated balance sheets.

                             Gilman + Ciocia, Inc.
                             CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        For the Years Ended June 30,
                                                                                        ----------------------------
                                                                                    2001           2000            1999
                                                                                    -----------------------------------
Cash Flows from Operating Activities:
  Net income (loss)..........................................................     $  138,261    $ (4,013,092)   $ 2,181,143
      Adjustments to reconcile net income (loss) to net cash provided by operating activities:
      Depreciation and amortization..........................................      3,156,629       2,508,495      1,441,388
      Amortization of debt discount..........................................        166,248               -              -
      Deferred tax provision (benefit).......................................        705,000        (477,000)       (42,000)
      Gain on a rescission of an acquisition contract........................       (600,000)              -              -
      Gain on sale of marketable securities..................................              -        (979,489)          (342)
      Amortization of deferred and other compensation expense................         50,057       1,011,356        643,259
      Interest on stock subscriptions........................................              -               -        (10,801)
      Changes in:
        Net accounts receivable..............................................     (4,458,184)     (2,685,654)       512,662
        Prepaid expenses and other current assets............................        155,860        (129,151)      (743,382)
        Receivables from officers, stockholders and employees................       (700,000)              -              -
        Other assets.........................................................       (127,450)       (315,579)       (64,965)
        Accounts payable and accrued expenses................................        (90,507)      4,636,655       (284,712)
        Income taxes receivable (payable)....................................      2,396,221      (1,551,927)      (162,889)
                                                                                   -----------------------------------------
          Net cash provided by (used in) operating activities................        792,135      (1,995,386)     3,469,361
                                                                                     --------------------------------------
Cash Flows from Investing Activities:
  Capital expenditures.......................................................     (1,517,505)     (1,818,944)      (751,394)
  Cash payments for acquisitions, net of cash acquired.......................     (1,837,545)     (1,481,348)    (6,578,569)
  Marketable securities......................................................         17,111           9,025        (97,272)
  Proceeds from sale of investments..........................................              -       1,215,141              -
  Loan repayments from officers and stockholders.............................        544,501         716,680        385,819
  Loans to officers, stockholders and employees..............................       (198,057)       (124,002)    (1,232,180)
                                                                                    ----------------------------------------
    Net cash used in investing activities....................................     (2,991,495)     (1,483,448)    (8,273,596)
                                                                                  ------------------------------------------
Cash Flows from Financing Activities:
  Acquisition of treasury stock..............................................       (648,503)       (257,385)      (136,116)
  Proceeds from bank and other loans.........................................     12,273,175      10,505,100      8,500,000
  Payments of bank loans and capital lease obligations.......................     (8,780,944)     (6,209,021)    (4,786,371)
  Proceeds from the sale of common stock and exercise of stock options
          and warrants.......................................................         30,205         464,876      2,974,245
  Proceeds from stock subscriptions..........................................              -          83,203              -
  Re-issuance of treasury stock..............................................        177,808               -              -
                                                                                     --------------------------------------
          Net cash provided by financing activities..........................      3,051,741       4,586,773      6,551,758
                                                                                   ----------------------------------------
          Net increase in cash...............................................        852,381       1,107,939      1,747,523
Cash, and cash equivalents beginning of year.................................      4,561,293       3,453,354      1,705,831
                                                                                   ----------------------------------------
Cash, and cash equivalents end of year.......................................    $ 5,413,674     $ 4,561,293    $ 3,453,354
                                                                                 ------------------------------------------

The accompanying notes are an integral part of these consolidated statements.

                   Gilman + Ciocia, Inc.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                   (continued)

                                                                                         For the Years Ended June 30,
                                                                                         ----------------------------
                                                                                     2001           2000           1999
                                                                                     ----------------------------------
Supplemental Disclosures of Cash Flows Information:
  Cash paid during the year for:
    Interest..................................................................      $ 992,896      $ 792,859     $  280,961
    Income taxes..............................................................        309,773        784,962      2,267,011
  Noncash transactions:
    Re-issuance of treasury stock at fair value...............................        331,538         22,294        143,859
    Issuance of common stock as consideration in business combination.........      2,927,695      3,220,018      9,420,995
    Exercise of stock options.................................................              -        105,000          2,412
    Capital leases............................................................        414,240      1,209,478              -
    Note receivable on rescission of acquisition contract.....................      1,000,000              -              -

Supplemental Schedule of Non-Cash Investing and Financing Activities:
  Details of business combinations:
    Fair value of assets acquired.............................................    $ 5,455,552    $ 5,532,366    $21,291,406
    Less: -Liabilities assumed................................................       (690,312)      (831,000)    (4,039,411)
Stock issued..................................................................     (2,927,695)    (3,220,018)    (9,420,995)
                                                                                   -----------------------------------------
    Cash paid for acquisitions................................................      1,837,545      1,481,348      7,831,000
    Cash acquired in acquisitions.............................................              -              -     (1,252,431)
                                                                              ----------------------------------------------
    Net cash paid for acquisitions............................................    $ 1,837,545    $ 1,481,348    $ 6,578,569
                                                                              ---------------------------------------------

The accompanying notes are an integral part of these consolidated statements.

                              Gilman + Ciocia, Inc.
                              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                              For the Years Ended June 30, 2001, 2000 and 1999

Accumulate                                                                                                 Common Stock
Balance of July 1, 1998
Purchase of treasury stock..........................................................................            -         -
Re-issuance of treasury stock.......................................................................            -         -
Issuance of common stock on exercise of stock options
372,227........................................................................................             3,722   361,529
Issuance of common stock on exercise of stock options....................................                 372,227     3,772
Issuance of common stock upon exercise of warrants, net.............................................      700,852     7,009
Issuance of common stock upon business combinations.................................................      793,774     7,938
Accrued interest income.............................................................................            -         -
Amortization of deferred compensation...............................................................            -         -
Shares issued upon settlement of litigation.........................................................       34,500       345
Income tax benefit upon exercise of stock options...................................................            -         -
Comprehensive income:
  Unrealized gain on marketable securities..........................................................            -         -
  Net income........................................................................................            -         -

    Total comprehensive income......................................................................            -         -

Balance at June 30, 1999............................................................................    7,508,266    75,083
                                                                                                        -------------------

Purchase of treasury stock..........................................................................            -         -
Re-issuance of treasury stock.......................................................................            -         -
Issuance of common stock on exercise of stock options...............................................      107,081     1,071
Issuance of common stock upon business combinations.................................................      385,487     3,854
Amortization of deferred compensation...............................................................            -         -
Shares issued upon settlement of litigation.........................................................       30,000       300
Income tax benefit upon exercise of stock options...................................................            -         -
Payment/write-off of stock subscriptions receivable.................................................            -         -
Issuance of note receivable for shares sold.........................................................            -         -
Comprehensive income:
  Unrealized gain on marketable securities..........................................................            -         -
  Net loss..........................................................................................            -         -
                                                                                                    -----------------------

    Total comprehensive income......................................................................            -         -
                                                                                                    -----------------------

Balance at June 30, 2000............................................................................    8,030,834    80,308
                                                                                                    -----------------------

Purchase of treasury stock..........................................................................            -         -
Re-issuance of treasury stock.......................................................................            -         -
Re-issuance of treasury stock--Employee Stock Purchase Plan..........................................           -         -
Issuance of common stock upon business combinations.................................................      594,617     5,947
Issuance of common stock in lieu of cash payment....................................................        5,250        52
Issuance of common stock............................................................................       10,000       100
Stock based compensation............................................................................       14,128       141
Warrants issued in connection with refinancing......................................................            -         -
Comprehensive income:
  Net income........................................................................................            -         -
                                                                                                    -----------------------

    Total comprehensive income......................................................................            -         -
                                                                                                    -----------------------

Balance at June 30, 2001............................................................................    8,654,829   $86,548

The accompanying notes are an integral part of these consolidated statements.

                                Gilman + Ciocia, Inc.
                                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Continued)

                                For the Years Ended June 30, 2001, 2000 and 1999

                                                                                                  Stock Subscriptions
                                Paid in     Deferred       Retained        Treasury Stock         Note Receivable
                                Capital     Compensation   Earnings        Shares     Amount      for Shares Sold
Balance of July 1, 1998         $6,483,320  $(52,993)      $3,604,715      211,315  $(784,782)         $(148,845)
Purchase of treasury stock               -         -                -       16,400   (136,116)                 -
Re-issuance of treasury stock       86,067         -                -      (28,070)   143,859                  -
Issuance of common stock on
exercise of stock options          361,529         -                -            -          -                  -
Issuance of common stock upon
exercise of warrants, net        2,556,986         -                -            -          -                  -
Issuance of common stock upon
business combinations            9,413,056         -                -            -          -                  -
Accrued interest income                  -         -                -            -          -            (10,801)
Amortization of deferred
compensation                        58,290     25,584               -            -          -                  -
Shares issued upon
settlement of litigation           138,605         -                -            -          -                  -
Income tax benefit upon
exercise of stock options          957,000         -                -            -          -                  -
Comprehensive income:
Unrealized gain on marketable
securities                               -         -                -            -          -                  -
Net income                               -         -        2,181,143            -          -                  -
                                  --------------------------------------------------------------------------------------
    Total comprehensive income           -         -        2,181,143            -          -                  -
                                  --------------------------------------------------------------------------------------
Balance at June 30, 1999        20,054,853   (27,409)       5,785,858      199,645   (777,039)          (159,646)
                                  --------------------------------------------------------------------------------------
Purchase of treasury stock               -         -                -       52,600   (257,385)                 -
Re-issuance of treasury stock        8,156         -                -       (4,350)    22,294                  -
Issuance of common stock on
exercise of stock options          568,805         -                -            -          -                  -
Issuance of common stock upon
business combinations            3,216,164         -                -            -          -                  -
Amortization of deferred
compensation                             -    27,409                -            -          -                  -
Shares issued upon settlement
of litigation                        6,281         -                -            -          -                  -
Income tax benefit upon
exercise of stock options          122,638         -                -            -          -                  -
Payment/write-off of stock
subscriptions receivable                 -         -                -            -          -            159,646
Issuance of note receivable
for shares sold                          -         -                -            -          -            (105,000)
Comprehensive income:
Unrealized gain on
marketable securities                    -         -                -            -          -                  -
Net loss                                 -         -       (4,013,092)           -          -                  -

    Total comprehensive income           -         -       (4,013,092)           -          -                  -

Balance at June 30, 2000        23,976,897         -        1,772,766       247,895 (1,012,130)         (105,000)

Purchase of treasury stock               -         -                -       160,439   (648,503)                -

Re-issuance of treasury stock            -         -                -          (200)     1,025                 -
Re-issuance of treasury stock-
Employee Stock Purchase Plan      (122,252)        -                -       (70,615)   330,513                 -
Issuance of common stock upon
business combinations            2,921,748         -                -             -          -                 -
Issuance of common stock in
lieu of cash payment                52,466         -                -             -          -                 -
Issuance of common stock            30,105         -                -             -          -                 -
Stock based compensation            52,989         -                -             -          -                 -
Warrants issued in connection
with refinancing                   800,000         -                -             -          -                 -
Comprehensive income:
  Net income                             -         -          138,261             -          -                 -
    Total comprehensive income           -         -          138,261             -          -                 -

Balance at June 30, 2001       $27,711,953   $     -       $1,911,027       337,519 $(1,329,095)     $ (105,000)

  The accompanying notes are an integral part of these consolidated statements.

                                Gilman + Ciocia, Inc.
                                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY For the Years Ended June 30, 2001, 2000 and 1999
                               (Continued)

                                                                                                    Accumulated        Total
                                                                                                    Other              Stockholders'
                                                                                                    Comprehensive      Equity
                                                                                                    Income

Balance of July 1, 1998
Purchase of treasury stock..........................................................................          -         (136,116)
Re-issuance of treasury stock.......................................................................          -          229,926
Issuance of common stock on exercise of stock options...............................................          -          365,251
Issuance of common stock upon exercise of warrants,
net                                                                                                           -        2,563,995
Issuance of common stock upon business combinations.................................................          -        9,420,994
Accrued interest income.............................................................................          -          (10,801)
Amortization of deferred compensation...............................................................          -           83,874
Shares issued upon settlement of litigation.........................................................          -          138,950
Income tax benefit upon exercise of stock options...................................................          -          957,000
Comprehensive income:
  Unrealized gain on marketable securities..........................................................     95,144           95,144
  Net income........................................................................................          -        2,181,143

    Total comprehensive income......................................................................     95,144        2,276,287

Balance at June 30, 1999............................................................................      8,241       24,959,941

Purchase of treasury stock..........................................................................         -          (257,385)
Re-issuance of treasury stock.......................................................................         -            30,450
Issuance of common stock on exercise of stock options...............................................         -           569,876
Issuance of common stock upon business combinations.................................................         -         3,220,018
Amortization of deferred compensation...............................................................         -            27,409
Shares issued upon settlement of litigation.........................................................         -             6,581
Income tax benefit upon exercise of stock options...................................................         -           122,638
Payment/write-off of stock subscriptions receivable.................................................         -           159,646
Issuance of note receivable for shares sold.........................................................         -          (105,000)
Comprehensive income:
  Unrealized gain on marketable securities..........................................................    (8,241)           (8,241)
  Net loss..........................................................................................         -        (4,013,092)

    Total comprehensive income.....................................................................     (8,241)       (4,021,333)

Balance at June 30, 2000............................................................................         -        24,712,841

Purchase of treasury stock..........................................................................         -         (648,503)
Re-issuance of treasury stock.......................................................................         -            1,025
Re-issuance of treasury stock--Employee Stock Purchase Plan..........................................        -          208,261
Issuance of common stock upon business combinations.................................................         -        2,927,695
Issuance of common stock in lieu of cash payment....................................................         -           52,518
Issuance of common stock............................................................................         -           30,205
Stock based compensation............................................................................         -           53,130
Warrants issued in connection with refinancing......................................................         -          800,000
Comprehensive income:
  Net income
            ------------------------------------------------------------------------------------------------------------------------
    Total comprehensive income                                                                               -          138,261

Balance at June 30, 2001............................................................................    $    -      $28,275,433

The accompanying notes are an integral part of these consolidated statements.

Gilman + Ciocia, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                        For the Years Ended June 30,
                                                                                        ----------------------------
                                                                                    2001           2000            1999
                                                                                    -----------------------------------

Revenues:
  Financial planning services...............................................    $ 87,197,921     $71,277,044    $36,137,862
  Tax preparation fees......................................................      17,557,112      15,808,075     12,609,933
  e1040.com.................................................................         791,621       1,156,640        203,180
  Direct mail services......................................................         966,519       1,336,735      1,492,431
                                                                                     --------------------------------------

    Total revenue...........................................................     106,513,173      89,578,494     50,443,406
                                                                                 ------------------------------------------

Operating expenses:
  Salaries and commissions..................................................      80,417,361      68,283,595     31,915,652
  General and administrative expenses.......................................      10,536,979      10,384,053      5,986,476
  Advertising...............................................................       3,913,237       9,705,238      3,873,580
  Brokerage fees and licenses...............................................       1,770,027       1,872,294        949,392
  Rent......................................................................       5,135,965       3,613,146      2,480,067
  Depreciation and amortization.............................................       3,156,629       2,508,495      1,441,388
                                                                                   ----------------------------------------

    Total operating expenses................................................     104,930,198      96,366,821     46,646,555
                                                                                 ------------------------------------------

    Operating income/(loss).................................................       1,582,975      (6,788,327)     3,796,851
                                                                                   ----------------------------------------

Other income/(expense):
  Interest and investment income............................................         186,034       1,412,991        129,041
  Interest expense..........................................................      (1,403,210)       (930,135)      (280,961)
  Other income..............................................................         719,226         145,379         56,212
                                                                                     --------------------------------------

    Total other income (expense)............................................        (497,950)        628,235        (95,708)
                                                                                    ----------------------------------------

Income/(loss) before provision (benefit) for income taxes...................       1,085,025      (6,160,092)     3,701,143
Provision/(benefit) for income taxes........................................         946,764      (2,147,000)     1,520,000
                                                                                     --------------------------------------

    Net income (loss).......................................................      $  138,261    $ (4,013,092)   $ 2,181,143
                                                                                  -----------------------------------------

Net income/(loss) per share:
  Basic
$      0.02        $       (0.53)           $       0.35
--------------------------------------------------------

  Diluted
$     0.02        $       (0.53)            $      0.32
-------------------------------------------------------

Weighted average shares:
  Basic.....................................................................       8,082,674       7,552,396      6,264,228
                                                                                   ----------------------------------------

  Diluted...................................................................       8,113,590       7,552,396      6,917,436
                                                                                   ----------------------------------------

The accompanying notes are an integral part of these consolidated statements.

Gilman + Ciocia, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Nature of Business

Business

Gilman + Ciocia, Inc. and subsidiaries (the "Company" or "G+C"), which is incorporated in Delaware, provides income tax preparation and financial planning services to individuals and businesses. The Company has six active wholly owned subsidiaries, Prime Capital Services, Inc ("PCS") and North Ridge Securities, Inc. ("North Ridge") which are registered ~broker/dealers pursuant to the provisions of the Securities Exchange Act of 1934; Prime Financial Services, Inc. ("PFS") and North Shore Capital Management, Inc. ("North Shore"), which manage PCS and North Ridge, respectively, as well as sell life insurance and fixed annuities; Asset and Financial Planning, Ltd. ("AFP"), an asset management business; and e1040.com, Inc. ("e1040") an internet tax preparation business.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

Reclassifications

Certain prior years' information have been reclassified to conform with current year presentation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents include investments in money market funds and are stated at cost, which approximates market value.

Marketable Securities

The Company has classified its short-term investments in debt instruments as available for sale securities that are reported at fair value with unrealized gains and losses included in stockholders' equity. Realized gains and losses are charged to the statement of operations as realized.

Accounts Receivable

The Company's accounts receivable consist primarily of accounts due related to financial planning commissions and tax/accounting services performed. The allowance for doubtful accounts represents an amount considered by management to be adequate to cover potential losses, if any.

Other Investments

The Company has two investments in which it exercises significant influence, equaling approximately 40%-50%. These investments are accounted for by the equity method, whereby the Company recognized its appropriate share of such entity's net income or loss. The Company's share of the net income (loss) of approximately ($29,000), $31,000 and ($6,000) for June 30, 2001, 2000 and 1999,
respectively, is included in interest and investment income.

Property and Equipment

Property and equipment are carried at cost. Depreciation and amortization are determined using the straight-line method over the estimated useful lives of the assets or, for leasehold improvements, over lease terms, which range from one to seven years.

Intangible Assets

Intangible assets represent the identifiable intangible assets and goodwill in connection with the acquisitions of income tax businesses, broker/dealers, related covenants not to compete, customer lists and others. Amortization expense is computed on a straight-line basis over a period of five to twenty years, and amounted to $1,718,853, $1,537,309 and $814,683 for the years ended June 30, 2001, 2000 and 1999, respectively.

During Fiscal 2001, 2000 and 1999, the Company acquired intangible assets valued at approximately $5,455,552, $5,532,366 and $21,291,406, respectively.

The Company assesses long-lived assets, including intangibles, for impairment in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," by comparing the carrying value to future undiscounted cash flows. To the extent that there is an impairment, analysis is performed based on several criteria, including, but not limited to, management's plan for future operations, recent operational results and discounted operational cash flows to determine the impairment amount. In addition, the Company performs an analysis in an operating business unit basis to determine if the goodwill is not impaired. During Fiscal years 2001, 2000 and 1999, the Company determined that no material impairment adjustment was required.

Website Development and Internal Use Software Costs

In accordance with Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," as well as Emerging Issues Task Force ("EIFT") 00-02, "Accounting for Website Development Costs," the Company capitalized costs incurred in the application development stage related to the development of its website and its internal use software in the amount of $670,309 and $280,780 in Fiscal year 2001 and 2000, respectively. Amortization expense is computed on a straight-line basis over a period of three to five years, the expected useful life, and amounted to $162,977 and $45,797 for the years ended June 30, 2001 and 2000 (Note 5).

Revenue Recognition

The Company recognizes all revenues associated with income tax preparation, accounting services and direct mail services upon completion of the services. Financial planning services include securities and other transactions. The related commission revenue and expenses are recognized on a trade date basis.
Commission revenue and expenses on sales of life insurance policies are recognized when the policies are effective.

Advertising Costs

The costs to develop direct-mail advertising are accumulated and expensed upon the first mailing of such advertising in accordance with SOP No. 93-7 "Reporting on Advertising Costs." The costs to develop tax season programs and associated printing and paper costs are deferred in the first and second Fiscal quarters and expensed in the third Fiscal quarter upon the first use of such advertisements in the advertising programs.


Income Taxes

Income taxes have been provided using the liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured by applying estimated tax rates and laws to taxable years in which such differences are expected to reverse.

Stock-Based Compensation

SFAS No. 123, "Accounting for Stock Based Compensation," encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation awards to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25,
"Accounting for Stock Issued to Employees," and related interpretations. Accordingly, the compensation cost for stock options awarded to employees and directors is measured as excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee or director must pay to acquire the stock.

As required, the Company follows SFAS No. 123 to account for stock-based compensation awards to outside consultants. Accordingly, the compensation costs for stock option awards granted to outside consultants and non-employee financial planners is measured at the date of grant based on the fair value of the award using the Black-Scholes option-pricing model (Note 10).

Net Income (Loss) Per Share

Net income (loss) per common share amounts ("basic EPS") are computed by dividing net earnings (loss) by the weighted average number of common shares outstanding and exclude any potential dilution. Net income (loss) per common share amounts assuming dilution ("diluted EPS") are computed by reflecting potential dilution from the exercise of stock options and warrants (Note 11).

Fair Value of Financial Instruments

The carrying amounts of financial instruments, including cash and cash equivalents, marketable securities, accounts receivable, notes receivable, accounts payable and borrowings, approximated fair value as of June 30, 2001 because of the relatively short-term maturity of these instruments and their market interest rates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of trade receivables. The majority of the Company's trade receivables are commissions earned from providing financial planning services that include securities/brokerage services, insurance and mortgage agency services. As a result of the diversity of services, markets and the wide variety of customers, the Company does not consider itself to have any significant concentration of credit risk.

Comprehensive Income (Loss)

The Company's comprehensive income (loss) included unrealized gains (losses) on marketable securities of $0, ($8,241) and $95,144 for the years ended June 30, 2001, 2000 and 1999, respectively.

Segment Disclosure

The Company discloses financial and detailed information about its operating segments in a manner consistent with internal segment reporting used by the Company to allocate resources and assess financial performance (Note 13).

New Accounting Pronouncements

The Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended in June 2000 and SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133," effective for the Company's Fiscal year ending June 30, 2001. SFAS 133 requires companies to record derivative instruments as assets or liabilities, measured at fair value. The recognition of gains or losses resulting in changes in the values of those derivative instruments is based on the use of each derivative instrument and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. The Company adopted this statement in Fiscal year 2001, the implementation of SFAS 133 had no impact on the consolidated financial statements.

In July 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives (but with no maximum life). The amortization provisions of SFAS 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the Company is required to adopt SFAS 142 effective July 1, 2001. The Company is currently evaluating the effect that adoption of the provisions of SFAS 142 will have on its results of operations and financial position.

In December 1999, the Securities and Exchange Commission ("SEC") issued SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company implemented SAB 101 in the second quarter of Fiscal 2001. The implementation of SAB 101 has no impact on the Company results of operation and financial position.

3. Business Combinations

In November 1998, the Company acquired all of the outstanding stock of North Ridge and North Shore (collectively "NSR") for $5,250,000. The acquired business is a full-service financial organization, which provides its clients with a wide range of financial investment services.

On April 5, 1999 the Company consummated the acquisition of all of the issued and outstanding capital stock of PCS and AFP. In addition, a newly formed subsidiary of the Company acquired certain assets of PFS pursuant to a Stock and Asset Purchase Agreement. PCS, AFP and PFS are collectively hereinafter referred to as Prime.

The Company delivered at the closing of this acquisition 751,004 shares of its common stock (the "Purchase Shares"), for all the outstanding shares of the common stock of PCS and AFP and for the assets acquired from PFS.

Throughout Fiscal 2000, the Company acquired five financial planning practices with a valuation of $2,155,000, and seventeen tax practices with a valuation of $5,323,000. The acquisitions were made in both cash and stock or all stock. The purchase price is usually determined on the basis of their historical revenue steam; however, the purchase value may be adjusted downward, if the 2000 adjusted pretax profits fail ~to meet certain revenue targets as set forth in the purchase agreements. In Fiscal 2000, the Company recorded $5,532,366 as the measurable fair value of the assets acquired with the balance recorded in 2001 and 2002 if performance targets are met in accordance with the purchase agreements. In Fiscal 2001, no purchase price adjustments were made.

Throughout Fiscal 2001, the Company acquired four financial planning practices with a valuation of $3,350,000, and thirteen tax practices with a valuation of $3,325,100. The acquisitions were made with an initial purchase payment of approximately 50% at closing with a combination of cash and stock or all stock. The remaining 50% of the purchase payment will be paid if the acquired practice meets or exceeds the agreed upon profitability targets post closing for a period of generally five years. In Fiscal 2001, the Company recorded $5,455,552 as the measurable fair value of the assets acquired with ~the balance recorded in 2002 through 2006 if performance targets are met in accordance with the purchase agreements. In Fiscal 2001, the Company rescinded one acquisition contract resulting in a gain of approximately $600,000 with a total recovery of $1,000,000, including the return of the initial acquisition capital. The $1,000,000 note receivable has a term of 3 years and bears interest of 6% per year. This note will be repaid through the withholding of future financial planning production of the debtor, cleared by the Company.

All of the above acquisitions have been accounted for by the purchase method.

The pro forma results for Fiscal 2001 and 2000, assuming the acquisitions had been made at the beginning of the Fiscal year, would not be materially different from reported results. Unaudited pro forma results for Fiscal 1999 are as follows:

                                                                             G+C          NSR         Prime       Pro Forma
                                                                             ----------------------------------------------
Fiscal 1999
Revenues.............................................................   $36,491,000   $5,529,000   $24,993,000  $67,013,000
Net income...........................................................     1,110,000       42,000       982,000    2,134,000
Income per share of common stock--basic...............................         0.18            -             -         0.30
Income per share of common stock--diluted.............................         0.16            -             -         0.28

Weighted average shares outstanding--basic............................     6,264,228           -       751,000    7,015,228
Weighted average shares outstanding--diluted..........................     6,917,430           -       751,000    7,668,436

4. Receivables from Officers, Stockholders and Employees

Receivables from officers, stockholders and employees consist of the following as of June 30:

                                         2001        2000
                                      ----------   ---------

Demand loans to officers (a).......   $  146,853   $326,633
Notes receivable from stockholders
    of the Company. Interest is charged
   with rates between 6% and 10%
   per annum, due in 1-5 years.....      218,154    299,299
Demand loans from employees and
     advances to financial planners (b)1,240,050    101,196
                                       1,605,057    727,128
Less: Current portion..............    1,379,378    709,538
Long-term portion..................   $  225,679   $ 17,590

(a)The officers have pledged their stock in the Company as collateral for these loans.

(b)The balance at June 30, 2001 includes $700,000 of draws to financial planners expected to be recovered through production in Fiscal 2002, and $524,000 of advances to financial planners expected to be recovered through future production.

Interest Income from officers and stockholders was approximately $10,750, $60,000 and $82,000 for the years ended June 30, 2001, 2000 and 1999, respectively.

5. Property and Equipment, Net

Major classes of property and equipment consist of the following as of June 30:

                                       2001         2000
                                    ----------   -----------
Buildings.........................  $  405,867   $  405,867
Equipment.........................   6,159,885    5,288,901
Furniture and fixtures............   1,017,326      789,648
Leasehold improvements............     971,806      793,040
Software..........................   1,198,242      543,926
                                     9,753,126    7,821,382
Less: Accumulated depreciation
and amortization..................   4,700,147    3,397,927
                                    $5,052,979   $4,423,455


Depreciation expense for property and equipment was $1,302,220, $977,141 and $604,724 for the years ended June 30, 2001, 2000 and 1999, respectively.


6. Intangible Assets

Intangible assets consist of the following as of June 30:



                                      2001         2000
                                  -----------   ------------
Customer lists.................   $14,848,980   $10,063,224
Broker/dealer registration.....       200,000       200,000
Non-compete contracts..........     1,090,000       800,000
House accounts.................       900,000       900,000
Administrative infrastructure..       700,000       700,000
Independent contractor
  agreements...................     5,700,000     5,700,000
Goodwill.......................     6,069,980     6,069,980
                                   29,508,960    24,433,204
Less: Accumulated amortization      4,891,750     3,172,897
                                  -----------   -----------
                                  $24,617,210   $21,260,307


Amortization expense is computed on a straight-line basis over periods of five to twenty years, and it amounted to $1,718,853, $1,537,316 and $814,683 for the years ended June 30, 2001, 2000 and 1999, respectively.

7. Debt

Debt consists of the following as of June 30:

                                      2001         2000
                                  -----------   -----------
Merrill Lynch facility (a).....   $         -   $ 7,208,052
European American Bank
  Facility (b).................     5,973,175             -
Traveler's Insurance
  Company Facility (b).........     4,366,248             -
    ($5,000,000 less unamortized
  debt discount of $663,752)
Unsecured promissory notes (c)      1,250,000     1,250,000
Notes payable for client settlements,
payable over periods of 3-5 years
at varying interest rates between
9% to 10%......................       283,988       271,680
Capitalized lease obligations
  (note 8).....................     1,338,518     1,209,478
                                   13,211,929     9,939,210
Less: Current portion..........     7,786,001     9,112,734
                                  $ 5,425,928    $  826,476

(a) As of June 30, 2000, the Company had a $10,000,000 credit facility with Merrill Lynch. This facility consisted of three separate loans as follows: a line of credit of $4,000,000 and two revolving loans that total $6,000,000. The outstanding principal and interest balance at June 30th was $7,255,101 and $0, as of 2000 and 2001, respectively. This loan facility was replaced in November 2000 with the Traveler's Insurance Company and European American Bank facilities.

(b) On November 1, 2000 ("effective date"), the Company closed an $11,000,000 financing, which consists of a $5,000,000 debt financing ("debt facility") with Travelers Insurance Company and a $6,000,000 senior credit facility ("senior credit facility") with European American Bank ("EAB"). The interest rate on the senior credit facility is either LIBOR plus 275 basic points or Prime plus .75%. The effective interest rate for Fiscal 2001 was 8.47%. The term of the senior credit facility is twelve months and requires a 30-day clean-up period on the loan prior to maturity. The outstanding principal and interest balance at June 30, 2001 under the senior credit facility was $6,008,789. The interest rate on the debt facility will range from Prime plus or minus 2.25% and has a term of five years. The effective interest rate for Fiscal 2001 was 9.00%. The outstanding principal and interest at June 30, 2001 under the debt facility was $5,298,356. As part of the debt facility financing with Travelers Insurance Company, the Company issued warrants to purchase 725,000 shares of the Company's common stock. Of this amount, 425,000 warrants were issued to purchase at $4.23 per share, representing the average closing price for 20 days before the effective date. The 425,000 warrants are exercisable between November 1, 2000 and May 2, 2003. The remaining warrants to purchase 300,000 shares of the Company's common stock will be awarded based on a factor of the 20-day average trading price on the first anniversary of the shares, and will have a term of thirty months from the date of grant. The value as determined by an external appraisal of these warrants at the date issued, was set at $800,000. The warrant valuation was treated as a debt discount and amortized over the five-year term of the debt facility under the interest rate method. The Fiscal 2001 amortization is $166,248.

The Company has signed a commitment letter with another commercial bank for a replacement senior credit facility, which will replace the existing EAB senior credit facility. The new credit facility is expected to close prior to the maturity of the EAB facility. The total new facility will be $7,000,000 and will be structured as a $2,000,000 revolving loan with a two-year term. The balance of $5,000,000 will be structured as a five-year fully amortizing loan.

(c) Represents non-negotiable unsecured promissory notes totaling $1,000,000 bearing interest rates from 12% to 22% per year, and an unsecured demand note of $250,000 bearing an interest rate of 12% per year. $850,000 of the unsecured promissory notes are payable to related parties and the entire amount becomes due and payable in Fiscal 2002.

8. Capital Lease Obligations

The Company is the lessee of certain equipment under capital leases expiring through 2005. The assets and liabilities under capital leases are carried at the lower of the present value of minimum lease payments or the fair market value of the asset. The assets are depreciated over the shorter of their estimated useful lives or their respective lease terms. Depreciation of assets under capital leases is included in depreciation expense.

Minimum future lease payments under capital leases as of June 30, 2001 are as follows:

2002..........................................   $  704,108
2003..........................................      445,594
2004..........................................      251,444
2005..........................................      112,515
                                                    -------
                                                  1,513,661
Less: Amount representing finance charges.....      175,143
                                                    -------
Present value of net minimum lease payments...   $1,338,518
                                                 ----------


Capital equipment leases have the lease rate factor (finance charge) built in to the monthly installment and range between 9% to 11.7%.

9. Commitments and Contingencies

Leases

The Company is obligated under various non-cancelable lease agreements for the rental of office space through 2009. The lease agreements for office space contain escalation clauses based principally upon real estate taxes, building maintenance and utility costs. The following is a schedule by Fiscal year of future minimum rental payments required under operating leases as of June 30, 2001:

2002.........................................   $ 4,397,916
2003.........................................     3,570,664
2004.........................................     2,825,143
2005.........................................     2,131,546
2006.........................................     1,118,286
Thereafter...................................     1,112,011
                                                  ---------
                                                $15,155,566

Rent expense for the Fiscal years ended June 30, 2001, 2000 and 1999 was $5,135,965, $3,613,146, and $2,480,067, respectively.

Professional Liability or Malpractice Insurance

The Company does not maintain any professional liability or malpractice insurance policy. Although the Company believes it complies with all applicable laws and regulations, no assurance can be given that the Company will not be subject to professional liability or malpractice suits.

Clearing Agreements

The Company is a party to clearing agreements with unaffiliated correspondent brokers, which in relevant part states that the Company will assume customer obligations in the event of a default. At June 30, 2001, approximately $550,000 of cash is held as a deposit requirement by the correspondent brokers.

Net Capital Requirements

PCS and North Ridge are subject to the SEC's Uniform Net Capital Rule 15c 3-1 [PCS] and 15c 3-3 [North Ridge], which require the maintenance of minimum regulatory net capital and that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed the greater of 15 to 1 or $100,000 and $25,000, respectively. At June 30, 2001, PCS and North Ridge had net capital of $2,234,831 and $115,505, which was $1,947,905 and $90,505 in excess of its required net capital of $286,926 and $25,000, respectively.

Financial Instruments with Off-Balance Sheet Risk

In the normal course of business, PCS and North Ridge execute, as agents, transactions on behalf of customers. If the agency transactions do not settle because of failure to perform by either the customer or the counterparties, PCS and North Ridge may be obligated to discharge the obligation of the nonperforming party and, as a result, may incur a loss if the market value of the security is different from the contract amount of the transactions.

PCS and North Ridge do not anticipate nonperformance by customers or counterparties in the above situation. The Company's policy is to monitor its market exposure and counterparty risk. In addition, PCS and North Ridge have a policy of reviewing, as considered necessary, the credit standing of each counterparty and customer with which it conducts business.

Litigation

On August 21, 1998, Mercedes Benz Credit Corporation, Allianz Insurance Company, and Allianz Underwriters, Inc. filed a complaint against the Company in New York Supreme Court, Nassau County. The complaint seeks indemnification in the amount of up to approximately $3.5 million from Gilman + Ciocia, Inc. The allegations in the complaint are based upon a $1.7 million payment made by the plaintiffs in a settlement reached on October 3, 1996 with the estate of Thomas Gilman in a wrongful death action, upon an additional approximately $1.8 million payment made to the estate in the settlement for which plaintiffs ultimately may be held liable. (An action is currently pending in New York Supreme Court, Nassau County to determine the liability allocation between the settlors with the estate). Gilman + Ciocia, Inc. served its answer on September 18, 1998 asserting numerous defenses, which it believes, are meritorious. On January 29, 1999, the plaintiffs filed a motion for summary judgment and on February 19, 1999, the court granted the Company's cross motion for summary judgment. However, the plaintiffs have appealed the lower court's decision. In June 2001, settlement negotiations are pending and the Company believes that a settlement will be entered into with the plaintiffs at nominal expense to the Company.

The Company is also engaged in other lawsuits in the ordinary course of business that it believes will not have a material effect on its financial position.


10. Stockholders' Equity

Stock Option Agreements and Stock Option Plans

The Company has granted stock options to employees, directors and consultants pursuant to individual agreements or to its incentive and non-qualified stock option plans.

In September 1993, the Company's Board of Directors and Stockholders adopted the Company's Joint Incentive and Non-Qualified Stock Option Plan (the "Option Plan"). The Option Plan provides for the granting, at the discretion of the Board of Directors, of: (i) options that are intended to qualify as incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to employees and (ii) options not intended to so qualify to employees, officers and directors. The total number of shares of common stock for which options may be granted under the Option Plan is 816,000 shares. The number of shares granted, prices, terms of exercise, and expiration dates are determined by the Board of Directors. The Plan will terminate in September 2003.

During Fiscal 2000, options totaling 395,998 were granted under this Option Plan and of these options 87,833 were ~exercised. At June 30, 2000, all of the 816,000 options have been granted, 432,612 have been exercised. During Fiscal 2001, options to purchase 220,000 shares were canceled under this Option Plan and 24,621 of these options were subsequently granted. At June 30, 2001, 195,379 options are available to be granted under this option plan and 432,612 have been exercised.

On April 20, 1999, the Board of Directors of the Company adopted the Company's 1999 Common Stock and Incentive and Non-Qualified Stock Option Plan (the "Plan"), pursuant to which the Company may grant options to purchase up to an aggregate of 300,000 shares. The Plan was approved by the Company's stockholders on June 22, 1999, such options may be intended to qualify as "incentive stock options" within the meaning of section 422 of the Internal Revenue Code of 1986, as amended ("Incentive Options"), or they may be intended not to qualify under such section ("Non-Qualified Options").

Under the plan, the Company granted options to purchase 136,064 and 229,877 shares in Fiscal 2001 and 2000, respectively. During Fiscal 2001, 65,941 options to purchase shares were canceled. None of the shares granted in Fiscal 2001 and 2000 were exercised and zero options are available to be granted under this Plan.

The Company charged earnings for compensation expense of $0, $27,409 and $83,874 for the years ended June 30, 2001, 2000 and 1999, respectively, in connection with the issuance of stock options.

The table below summarizes plan and nonplan stock option activity:


                                 Number     Weighted Average
                                of Shares   Exercise Price
                                ---------   --------------

Outstanding, June 30, 1998...  2,836,002         $6.92
                               ---------
  Granted....................    525,500          8.59
  Exercised..................   (560,779)         3.16
  Canceled...................    (75,223)         3.07
                                 --------
Outstanding, June 30, 1999...  2,725,500         $8.12
                               ---------
  Granted....................    941,205         $8.64
  Exercised..................    (87,833)         4.78
  Canceled...................    (85,000)         5.13
                                 --------
Outstanding, June 30, 2000...  3,493,872         $8.36
                               ---------
  Granted....................  1,728,428         $6.47
  Exercised..................         --            --
  Canceled...................   (541,827)         9.59
                                ---------
Outstanding, June 30, 2001...  4,680,473         $7.58
                               ---------

Exercisable June 30, 1999....    522,000         $3.82
Exercisable June 30, 2000....  1,952,167         $7.40
Exercisable June 30, 2001....  1,450,031         $8.04

The weighted average fair value of options granted during the years ended June 30, 2001, 2000 and 1999 are $2.47, $4.61 and $5.72 per option, respectively.

Options outstanding and exercisable at June 30, 2001 and related weighted average exercise price and life information are as follows:

                               Option Price Ranges

                                                                                              Number of
                                           Number of     Weighted Average                     Exercisable
Range of                                   Options       Remaining          Weighted Average  Options       Weighted Average
Exercise Price                             Outstanding   Contractual Life   Exercise Price    Outstanding   Exercise Price
---------------------------------------------------------------------------------------------------------------------------
Above $10.00.............................      569,863           7               $13.10          316,945         $13.30
$7.51-$10.00.............................    1,846,394           5                 8.69          476,694           8.78
$5.01-$ 7.50.............................    1,318,167           7                 6.34          284,092           6.46
$2.51-$ 5.00.............................      946,049           5                 3.82          372,300           3.84
-----------------------------------------------------------------------------------------------------------------------
                                             4,680,473           5               $ 7.58        1,450,031         $ 8.04
-----------------------------------------------------------------------------------------------------------------------

The Company applies APB 25 in accounting for its stock ~compensation plans, under which no compensation cost has been recognized. Had compensation cost for the stock compensation plans been determined in accordance with the ~fair value accounting method prescribed under SFAS 123, the Company's net loss and net loss per share would have been as follows:

                                  Year Ended June 30,
                                             2001            2000               1999
------------------------------------------------------------------------------------
Net income (loss):
    As reported.......                      $ 138,261   $(4,013,092)     $ 2,181,143
    Pro forma.........                     (2,671,786)   (8,217,792)      (3,506,734)
Basic net income (loss) per share:
    As reported.......                           0.02         (0.53)           (0.35)
    Pro forma.........                          (0.33)        (1.09)           (0.51)
Diluted net loss (income) per share:
    As reported.......                      $    0.02     $   (0.53)     $      0.32
    Pro forma.........                      $   (0.33)    $   (1.09)     $     (0.51)

The pro forma effect on net income or loss for Fiscal years 2001, 2000 and 1999 does not take into consideration the pro forma compensation expense related to the grants made prior to Fiscal year 1997.

The fair value of options at date of grant was estimated using the Black-Scholes model with the following assumptions:

                                    2001     2000      1999
                                    -------------------------
Expected life (years).........       5        3         3
Free interest rate............       5.82%    6.20%     7.00%
Volatility....................      90.01%   71.00%    74.50%
Dividend yield................       0%       0%        0%

Treasury Stock

During Fiscal 2001, the Company acquired 160,439 shares of its common stock for an aggregate cost of $648,503 and reissued 70,815 of these shares to employees. The re-issuance gave rise to the recognition of compensation expense in the amount of $31,478 representing the excess of the fair value of these shares at re-issuance over proceeds received.

During Fiscal 2000, the Company acquired 52,600 shares of its common stock for an aggregate cost of $257,385 and reissued 4,350 of these shares to employees. The re-issuance gave rise to the recognition of compensation expense in the amount of $30,450 representing the excess of the fair value of these shares at re-issuance over proceeds received.

During Fiscal 1999, the Company acquired 16,400 shares of its common stock for an aggregate cost of $136,116 and reissued 28,070 of these shares to employees. The re-issuance gave rise to the recognition of compensation expense in the amount of $229,926 representing the excess of the fair value of these shares at re-issuance over proceeds received.

Stock Subscriptions Receivable and Note Receivable ~for Shares Sold

In Fiscal 2000, the Company's proceeds on stock subscriptions received were $83,203. The Company wrote-off the balance or $76,443 of the remaining outstanding stock subscription receivable in Fiscal 2000. For the years ended June 30, 2001, 2000 and 1999, the Company recognized interest income on stock subscriptions receivable of $0, $3,406 and $10,801, respectively.

In Fiscal 2000, an employee exercised options for 21,000 shares at $5 per share and simultaneously signed a note for $105,000, equal to the total exercise price. The promissory note bears interest at a fixed rate of 9% per annum and is not secured by the shares. The Company has classified the note as a reduction of stockholders' equity while the note remains outstanding at June 30, 2001.

Employee Stock Purchase Plan

In 1999, the Company established a qualified employee stock purchase plan ("ESPP") where certain eligible employees had the right to participate in the purchase of designated shares of the Company's common stock at a price equal to the lower ~of 85% of the closing price at the beginning or end of the offering period. The offering period commenced on July 1, 2000 and closed on December 31, 2000. In Fiscal 2001, the Company issued 70,615 shares of common stock pursuant to this plan at a price of $2.44 per share. In September 2001, for the offering period commencing on January 1, 2001 and ~closing on June 30, 2001, the Company issued 54,368 shares of common stock pursuant to this plan at a price of $2.39 per share.

11. Earnings (Loss) Per Share

Basic net earnings (loss) per share is computed using the weighted average number of common stock outstanding. The dilutive effect of potential common share outstanding is included in the diluted net earnings per share. The computations of basic and diluted net earnings per share are as follows:


                                               Year Ended June 30,
                                               -------------------
                                          2001         2000         1999
                                    ------------------------------------------
Net earnings (loss)......         $     138,261  $(4,013,092)       $2,181,143
Basic weighted
   average shares                     8,082,674    7,552,396         6,624,228
Effect of dilutive securities            30,916            -           653,208
Dilutive potential
   common shares                      8,113,590    7,552,396         6,917,436
Net earnings (loss)
   per share:
    Basic................                $ 0.02      $ (0.53)       $     0.35
    Diluted..............                $ 0.02      $ (0.53)       $     0.32

Diluted net earnings per share exclude the impact of weighted average shares issuable upon the exercise of stock options of 4,174,631, 1,952,107, and 520,000 shares for Fiscal years 2001, 2000 and 1999, respectively, because the options' exercise prices were greater than the average market price of common share and therefore, the effect would be antidilutive.

12. Related Party Transactions

Refer to Receivables from Officers (note 4) for related party balances and transactions.

Refer to Debt (note 7) for related party balances and transactions.

Professional Fees

During Fiscal 2001, 2000 and 1999, professional firms related to officers and directors of the Company charged the Company fees totaling $376,353, $166,000 and $440,000, respectively.

13. Segments of Business

The Company's reportable segments are strategic business units that offer different products and services or are managed separately because the business requires different technology and marketing strategies. The Company has three reportable segments including Company Tax Preparation and Financial Planning Offices, Broker/Dealer Operations and e1040.com.

Company Tax Preparation and Financial Planning Offices provide integrated tax and financial services through Company managed offices. The Company's Broker/Dealer Operations represents the financial planning and securities business that clears through either PCS or North Ridge. All Company employed Registered Representatives are licensed with either of these broker/dealers. e1040.com is an online tax preparation service that provides tax customers tax return preparation under a fully automated option or with live tax preparer assistance.

The accounting policies of the segments are the same as those described in the summary of accounting policies. The Company evaluates performance based on operating earnings of the respective business segments.

The following table sets forth information covering the Company's operations by reportable segment as of and for the years ended June 30, 2001, 2000 and 1999. The intercompany revenue relates to Company employee financial planning revenue which clears through the broker/dealer segment.

                                                                                      2001           2000          1999
                                                                                   ---------------------------------------
Revenues:
Company Tax and Financial Planning Offices:
  Tax preparation business and third party direct mail services................   $ 18,523,631   $ 17,144,810  $ 14,102,364
  Financial planning business..................................................     42,334,630     31,457,053    18,247,671
Total Company Tax and Financial Planning Offices...............................     60,858,261     48,601,863    32,350,035
Broker/Dealer Operations.......................................................     80,694,750     65,529,892    23,969,457
e1040.com......................................................................        791,621      1,156,640       203,180
Intercompany revenue...........................................................    (35,831,459)   (25,709,901)   (6,079,266)
    Total revenue..............................................................   $106,513,173   $ 89,578,494  $ 50,443,406
Income (loss) before taxes:
Income (loss) from operations:
  Company Tax and Financial Planning Offices...................................     $ (375,931)  $ (2,774,737) $  1,438,973
  Broker/Dealer Operations.....................................................      2,617,696      2,010,072     2,902,413
  e1040.com....................................................................       (658,790)    (6,023,662)     (544,535)
    Total income (loss) from operations........................................    $ 1,582,975   $ (6,788,327) $  3,796,851

Interest expense:
  Company Tax and Financial Planning Offices...................................     $ (831,009)   $  (439,245)  $  (100,312)
  Broker/Dealer Operations.....................................................       (552,332)      (475,284)     (177,893)
  e1040.com....................................................................        (19,869)       (15,606)       (2,756)
    Total interest expense.....................................................  $  (1,403,210)   $  (930,135)  $  (280,961)


                                                                                      2001           2000          1999
                                                                                 --------------------------------------------
Interest income:
  Company Tax and Financial Planning Offices...................................      $  12,802       $ 92,692     $ 121,141
  Broker/Dealer Operations.....................................................        210,544        138,853         7,900
  e1040.com....................................................................             --             --            --
    Total interest income......................................................     $  223,346      $ 231,545     $ 129,041

Other income (expenses):
  Company Tax and Financial Planning Offices...................................     $  640,900   $  1,159,512      $ 23,348
  Broker/Dealer Operations.....................................................         37,250        167,313        32,864
  e1040.com....................................................................          3,764             --            --
    Total other income (expenses)..............................................     $  681,914   $  1,326,825      $ 56,212

Income (loss) before taxes:
  Company Tax and Financial Planning Offices...................................     $ (553,237)  $ (1,961,778) $  1,483,149
  Broker/Dealer Operations.....................................................      2,313,158      1,840,953     2,765,284
  e1040.com....................................................................       (674,896)    (6,039,267)     (547,290)
    Total Income (loss) before taxes...........................................    $ 1,085,025   $ (6,160,092) $  3,701,143

Depreciation and amortization:
Company Tax and Financial Planning Offices.....................................    $ 1,831,026   $  1,356,476  $  1,014,324
Broker/Dealer Operations.......................................................      1,082,397      1,023,457       399,976
e1040.com......................................................................        243,206        128,562        27,088
    Total depreciation and amortization........................................    $ 3,156,629   $  2,508,495  $  1,441,388

Identifiable assets:
Company Tax and Financial Planning Offices.....................................   $ 45,523,431   $ 41,319,358  $ 32,863,991
Broker/Dealer Operations.......................................................     23,787,300     22,826,533    20,893,702
e1040.com......................................................................        821,864        736,613       323,726
Intercompany elimination.......................................................    (17,701,700)   (20,977,326)  (21,082,439)
    Total identifiable assets..................................................   $ 52,430,895   $ 43,905,178  $ 32,998,980

Capital expenditures:
Company Tax and Financial Planning Offices.....................................    $ 1,234,618   $  2,211,389     $ 699,498
Broker/Dealer Operations.......................................................        397,006        574,136        51,896
e1040.com......................................................................        300,121        517,130            --
    Total capital expenditures.................................................    $ 1,931,745   $  3,302,655     $ 751,394

14. Taxes on Income

The provisions for income taxes and income tax benefits in the consolidated financial statements for the June 30 Fiscal years consist of the following:

                                                                                       2001           2000          1999
                                                                                   -----------  -------------  -------------
Current:
  Federal......................................................................     $ (11,000)  $ (1,945,000)  $  1,292,165
  State and local..............................................................        253,000        275,000       269,835
    Total current tax (benefit) provision......................................     $  242,000   $ (1,670,000) $  1,562,000
Deferred:
  Federal......................................................................     $  686,000       $ 11,000    $  (34,734)
  State and local..............................................................         19,000       (488,000)       (7,266)
    Total deferred tax (benefit) provision.....................................        705,000       (477,000)      (42,000)
    Total income tax (benefit) provision.......................................     $  947,000   $ (2,147,000) $  1,520,000


Deferred tax assets as of June 30, consist of the following:
                                                                                        2001          2000          1999
                                                                                   -----------------------------------------
Compensation expense recognized for financial reporting
purposes in connection with common stock option grants............................   $  46,000  $    163,000   $   152,000
Book amortization of intangibles in excess of tax.................................     422,000       274,000       225,000
Provision for bad debts...........................................................     125,000        36,000        36,000
Employees advances................................................................    (385,000)            -             -
Installment gain..................................................................    (140,000)            -             -
Deferred rent.....................................................................     (28,000)            -       (15,000)
Tax depreciation in excess of book................................................    (178,000)    (175,000)      (157,000)
Marketable securities.............................................................      (2,000)            -        10,000
Software developments costs.......................................................    (292,000)     (96,000)             -
Investments accounted for under equity method.....................................     (74,000)     (23,000)       (58,000)
Net operating loss carry-forwards for Federal and State tax purposes..............   1,024,000      491,000              -
    Total deferred tax assets--net................................................  $  518,000    $ 670,000      $ 193,000

No valuation allowance has been established against the deferred tax assets because management believes that all of the deferred tax assets will be realized.

The Company has Federal and State net operating loss carryforwards as of June 30, 2001 of $1,133,139 and $8,522,459, respectively, which will be carried forward and utilized in subsequent periods. If the Company experiences a change of ownership as defined by Internal Revenue Code section 382, use of the net operating loss may be limited.

The income tax receivable of $185,338 as of June 30, 2001 consists of approximately $69,000 of 2000 State refunds and $116,000 of overpayments. In the year ended June 30, 2000, there was an income tax receivable of $1,945,000 relating to Federal income tax refunds expected on net operating loss carrybacks. Some of the losses were not eligible to be carried back to earlier years, and $553,000 of the income tax receivable was reclassed as a deferred tax asset. An IRS examination of the Fiscal periods ended June 30, 1997 through June 30, 1999 was completed during the current year, which resulted in a net tax liability of approximately $172,000.

A reconciliation of the Federal statutory rate to the provision for income taxes is as follows:


                                                                              Year Ended June 30,
                                                                     2001                 2000                  1999
                                                                 ------------------------------------------------------------
Federal income taxes (benefit) computed at statutory rates.      $368,000    34.0%  $(2,094,000)  (34.0%)  $1,257,000   34.0%
State and local taxes (benefit), net of Federal tax benefit        99,000     9.1%     (141,000)   (2.2%)     241,000    6.5%
Amortization of intangible assets with no benefit..........       378,000    34.9%      254,000     4.1%      145,000    3.9%
AMT credit disallowed per IRS exam and
previously benefited.......................................       172,000    15.8%     (172,000)   (2.8%)           -      -
Income tax receivable not previously recognized............       (99,000)   (9.1%)           -        -            -      -
Other......................................................        29,000     2.6%        6,000     0.0%     (123,000)  (3.3)%
  Total income tax (benefit)/provision.....................      $947,000    87.3%  $(2,147,000)  (34.9%)  $1,520,000   41.1%

15. Quarterly Financial Data (Unaudited)

                                                                                                                Per Share
                                                                                                                Weighted
                                                                                                                Average Earnings
                                                                    Income (Loss) Tax Provision Net (Loss)     -----------------
Fiscal Year:                                          Revenue       Before Taxes  (Benefit)     Income          Basic   Diluted
---------------------------------------------------------------------------------------------------------------------------------
2001
  Q1...............................................   $ 21,339,780  $(2,178,774)  $  (769,107) $(1,409,667)    $(0.18)  $(0.12)
  Q2...............................................     19,449,289   (2,156,397)   (1,229,146)    (927,251)     (0.12)   (0.12)
  Q3...............................................     32,901,173    3,528,346     1,902,441    1,625,905       0.20     0.20
  Q4 (a)...........................................     32,822,931    1,891,850     1,042,576      849,274       0.10     0.10
                                                     ----------------------------------------------------------------------------
    Total..........................................   $106,513,173  $ 1,085,025     $ 946,764    $ 138,261          -        -
                                                     ----------------------------------------------------------------------------

2000
  Q1...............................................   $ 12,736,729  $(2,854,804)  $(1,226,852) $(1,627,952)    $(0.22)  $(0.22)
  Q2...............................................     14,337,566   (2,629,952)   (1,124,176)  (1,505,776)     (0.20)   (0.20)
  Q3...............................................     36,552,830       76,811        33,029       43,782       0.01     0.01
  Q4...............................................     25,951,369     (752,147)      170,999     (923,146)     (0.12)   (0.12)
                                                    -----------------------------------------------------------------------------
    Total..........................................   $ 89,578,494  $(6,160,092)  $(2,147,000) $(4,013,092)         -        -
                                                    -----------------------------------------------------------------------------

1999
  Q1...............................................    $ 5,764,434  $  (207,571)   $  (85,104) $  (122,467)    $(0.02)  $(0.02)
  Q2...............................................      6,092,917     (127,891)      (52,435)     (75,456)     (0.01)   (0.01)
  Q3...............................................     20,137,326    5,830,175     2,387,945    3,442,230       0.54     0.48
  Q4...............................................     18,448,729   (1,793,570)     (730,406)  (1,063,164)     (0.15)   (0.15)
                                                    ----------------------------------------------------------------------------
    Total..........................................   $ 50,443,406  $ 3,701,143   $ 1,520,000  $ 2,181,143          -        -
                                                    ----------------------------------------------------------------------------

(a)During the fourth quarter of Fiscal year 2001, the Company rescinded an acquisition resulting in approximately $600,000 of other income, (see Note 3).

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Board of Directors and Shareholders of Gilman + Ciocia, Inc.:

We have audited the accompanying consolidated balance sheets of Gilman + Ciocia, Inc. and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations, cash flows and stockholders' equity for each of ~the three years in the period ended June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gilman + Ciocia, Inc. and subsidiaries as of June 30, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2001, 2000 and 1999 in conformity with accounting principles generally accepted in the United States.


Dated: September 28, 2001
New York, New York

Gilman + Ciocia, Inc.
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The principal market on which the Company's common stock trades is the Nasdaq National Stock Market under the symbol "GTAX." Prior to December 1994, no public market existed for the Company's securities.

The following table sets forth the high and low sales prices for the common stock during the periods indicated:



                                             Sales Prices
                                             ------------
Quarter Ended                                 High     Low
------------------------------------------------------------
September 30, 1998........................   $18 1/4   $ 7 1/2
December 31, 1998.........................   $10 1/8   $ 5 1/4
March 31, 1999............................   $19 1/8   $ 9 1/2
June 30, 1999.............................   $15 7/16  $ 7 3/4
September 30, 1999........................   $13       $10 1/4
December 31, 1999.........................   $11 28/64 $ 7 3/4
March 31, 2000............................   $ 9 3/4   $ 5 3/4
June 30, 2000.............................   $ 7 3/8   $ 3 1/2
September 30, 2000........................   $ 4 3/4   $ 3 9/16
December 31, 2000.........................   $ 6 7/16  $ 2 1/2
March 31, 2001............................   $ 5 7/16  $ 2 1/2
June 30, 2001.............................   $ 4 13/20 $ 2 3/4


The Company does not know the causes of the volatility of its stock or how long it will continue, and no assurance can be given that the Company's performance during recent periods is predictive of its future performance.

Since its initial public offering of securities in 1994, the Company has not paid dividends, and it does not plan to pay dividends in the foreseeable future. The Company currently intends to retain any earnings to finance the growth of the Company.

As of September 25, 2001, there were approximately 275 registered holders of common stock. On the closing of trading on September 25, 2001, the price of the common stock was $2.35 per share. During Fiscal 2001, 10,000 shares of common stock were sold for a total proceeds of $30,205.

                                  GTAX
                                  GILMAN + CIOCIA
                                  1311 Mamaroneck Avenue, Suite 160
                                  White Plains, NY 10605
                                  914.397.4829
                                  www.gtax.com